Exhibit 10.1

REVOLVING CREDIT AND TERM LOAN AGREEMENT

BY AND AMONG

INTEGRATED CIRCUIT SYSTEMS, INC.

ICST, INC.

ICS TECHNOLOGIES, INC.

INTEGRATED CIRCUIT SYSTEMS PTE LTD

AND

FIRST UNION NATIONAL BANK

AND

FLEET NATIONAL BANK

Dated: December 31, 2001

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS		1
1.01.	Definitions	1
1.02.	Construction of Terms	7
1.03.	Accounting Terms	8
ARTICLE II:		8
2.01.	Loans	8
2.02.	Termination or Reduction of Commitment	9
2.03.	Notice and Manner of Borrowing	9
2.04.	Non-Receipt of Funds by Agent	9
2.05.	Conversions and Renewals	10
2.06.	Required Hedge	10
2.07.	Interest Rate Options	10
2.08.	Notes	11
2.09.	Repayment	12
2.10.	Interest after Maturity	12
2.11.	Mandatory and Optional Prepayments	12
2.12.	Method of Payment	13
2.13.	Use of Proceeds	14
2.14.	Recovery of Payments	14
2.15.	Pro Rata Treatment; Sharing of Payments	14
2.16.	Illegality	15
2.17.	Disaster	15
2.18.	Increased Cost	15
2.19.	Risk-Based Capital	15
2.20.	Funding Loss Indemnification	16
2.21.	Bank’s Determination Conclusive; Notice of Amounts Due	16
2.22.	No Setoff or Deduction	16
2.23.	Fees	16
2.24.	Taxes	17
2.25.	Late Charge	18
ARTICLE III: CONDITIONS PRECEDENT		18
3.01.	Conditions to Obligations of Agent and Banks	18
ARTICLE IV: REPRESENTATIONS AND WARRANTIES		20
4.01.	Incorporation, Good Standing, Due Qualification, Corporate Power and Authority	20
4.02.	Due Authorization; No Consents or Contravention	20
4.03.	Legally Enforceable Agreement	20
4.04.	Financial Statements; Accuracy of Information	20
4.05.	Labor Disputes and Acts of God	21
4.06.	Other Agreements	21
4.07.	Litigation	21
4.08.	No Defaults on Outstanding Judgments or Orders	21
4.09.	Ownership and Liens	21
4.10.	Subsidiaries and Ownership of Stock	22
4.11.	ERISA	22
4.12.	Operation of Business	22
4.13.	Taxes	22
4.14.	Debt	22
4.15.	Environmental Matters	22
4.16.	Material Adverse Changes	22
4.17.	Valid, Binding and Enforceable	23
4.18.	No Untrue Statements	23
ARTICLE V: AFFIRMATIVE COVENANTS		23
5.01.	Maintenance of Existence	23
5.02.	Maintenance of Records	23
5.03.	Maintenance of Properties	23

5.04.	Conduct of Business; Permits and Approvals; Compliance with Laws	23
5.05.	Maintenance of Insurance	23
5.06.	Payment of Debt	23
5.07.	Right of Inspection	23
5.08.	Reporting Requirements	24
5.09.	Further Assurances	25
5.10.	Compliance with Laws	25
5.11.	Environment	25
5.12.	Environmental Indemnification	25
5.13.	Reimbursement for Expenses	26
5.14.	Joinder of Borrowers or Guarantors	26
5.15.	Replacement Instruments	26
ARTICLE VI: NEGATIVE COVENANTS		26
6.01.	Liens	26
6.02.	Debt	28
6.03.	Mergers	28
6.04.	Leases	28
6.05.	Sale and Leaseback	28
6.06.	Dividends	28
6.07.	Sale of Assets	29
6.08.	Investments	29
6.09.	Guaranties	29
6.10.	Transaction With Affiliate	29
6.11.	Stock of Subsidiary	29
6.12.	Hazardous Materials	29
6.13.	Negative Pledge	29
6.14.	Subsidiaries or Affiliates	29
6.15.	Recapitalization	29
ARTICLE VII: FINANCIAL COVENANTS		30
7.01.	Fixed Charge Coverage Ratio	30
7.02.	Funded Debt to EBITDA Ratio	30
7.03.	Minimum Tangible Net Worth	30
ARTICLE VIII: EVENTS OF DEFAULT		30
8.01.	Events of Default	30
8.02.	Remedies of Bank	31
8.03.	Set-Off	32
8.04.	Further Remedies	32
ARTICLE IX: MISCELLANEOUS		33
9.01.	Amendments and Waivers	33
9.02.	Notices	33
9.03.	Indemnification	33
9.04.	Prior Understandings	34
9.05.	Counterparts	34
9.06.	No Waiver of Remedies	34
9.07.	Governing Law; Consent to Jurisdiction	34
9.08.	Severability of Provisions	34
9.09.	Survival of Agreement	34
9.10.	Successors and Assigns	34
9.11.	Joint and Several Liability	35
9.12.	Arbitration; Preservation and Limitation of Remedies	35
9.13.	Waiver of Jury Trial	35
9.14.	Assignments, Participations	35
9.15.	Confidentiality	37
ARTICLE X: AGENCY AGREEMENT		37
10.01.	Appointment	37
10.02.	Liability of Agent	37
10.03.	Exculpatory Provisions	38
10.04.	Reliance by Agent	38

10.05.	Non-Reliance on Agent	38
10.06.	Notice of Default	39
10.07.	Indemnification	39
10.08.	The Agent in its Individual Capacity	39
10.09.	Successor Agents	40
EXHIBIT A		44
EXHIBIT B-1		45
EXHIBIT B-2		48
EXHIBIT C		51
SCHEDULE I to Assignment and Assumption Agreement		54
EXHIBIT D		55
SCHEDULE I to Covenant Compliance Certificate		56
SCHEDULE A		57
SCHEDULE B		58
SCHEDULE C		58

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This REVOLVING CREDIT AND TERM LOAN AGREEMENT dated this 31st day of December, 2001, is by and among INTEGRATED CIRCUIT SYSTEMS, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, ICST, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403; ICS TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403; INTEGRATED CIRCUIT SYSTEMS PTE LTD, a corporation organized and existing under the laws of the Republic of Singapore, with its chief executive office at 1 Kallang Sector, #07-04/06, Kolam Ayer Industrial Park, Singapore 349276; FIRST UNION NATIONAL BANK, with an office at 123 South Broad Street, Philadelphia, Pennsylvania, Pennsylvania 19109; and FLEET NATIONAL BANK, with an office at 7111 Valley Green Road, Fort Washington, Pennsylvania 19034.

ARTICLE I: DEFINITIONS

1.01. Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

“Acquisition” shall mean the purchase of Micro pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” shall mean the Agreement and Plan of Merger dated November 1, 2001, by and among Integrated Circuit Systems, Inc. (“ICS”), Marathon Merger Corp. (“Marathon”), and Micro Networks Corporation (“Micro”).

“Affiliate” means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds fifteen percent (15%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) fifteen percent (15%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary. The term “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means First Union in its capacity as administrative agent for the Banks under the terms of this Agreement, and its successors and assigns.

“Agreement” means this Revolving Credit and Term Loan Agreement, as amended, supplemented, or modified from time to time.

“Applicable Margin” means the applicable percentage for each Revolving Credit LIBOR Rate Loan derived from the following formula: If the Ratio is less than or equal to 1.0 to 1.0, then the Applicable Margin is 1.25%; If the Ratio is greater than 1.0 to 1.0 but less than or equal to 1.25 to 1.0, then the Applicable Margin is 1.5%. If the Ratio is greater than 1.25 to 1.0, then the Applicable Margin is 1.75%. The Applicable Margin shall be reset from time to time in accordance with the above on the fifth Business Day immediately following the timely delivery by the Borrower of the financial statements and the affidavit of no default and compliance required under Section 5.08. Until the first effective date of any change in the Applicable Margin, the Applicable Margin shall be 1.25%.

“Assignee” has the meaning set forth in Section 9.14 of this Agreement.

“Assignment and Assumption” shall mean an Assignment and Assumption Agreement entered into between a Bank and an Assignee and accepted by the Agent and the Borrower, in substantially the form of Exhibit C.

“Bank” or “Banks” means individually and collectively First Union and Fleet, together with its or their successors and permitted assigns, and each Assignee that becomes a Bank pursuant to Section 9.14 of this Agreement.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal to the higher of the following:

(a) The rate of interest announced by Agent from time to time as its Base Rate, and is not necessarily the lowest rate offered by Agent; or

(b) The sum of (i) 0.5% per annum plus (ii) the Federal Funds Rate.

“Base Rate Loan” shall mean, at any time, any Revolving Credit Loan or Term Loan that the interest rate therefor is determined by reference to the Base Rate as in effect at such time.

“Borrower” means individually and collectively Integrated Circuit Systems, Inc., ICST, Inc., ICS Technologies, Inc. Integrated Circuit Systems PTE, LTD, and any Person (including but not limited to Micro) who joins this Agreement as a Borrower after the date hereof pursuant to the terms hereof, and all of its or their successors and assigns.

“Borrowing Date” shall mean, with respect to any Loan, the date upon which such Loan is made.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required to close under the laws of the Commonwealth of Pennsylvania and, if the applicable day relates to a LIBOR Rate Loan, an Interest Period, or notice with respect to any LIBOR Rate Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

“Capital Lease” means all leases that have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Closing” shall mean the execution and delivery to the Agent and the Banks of all of the documents and instruments required by the terms of this Agreement and the closing of the loan transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing takes place.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral” shall mean any and all property of any Person now or hereafter subject to a security agreement, mortgage, pledge agreement, assignment, hypothecation or other document granting the Agent for the benefit of the Agent and the Banks a Lien as security for the Loans.

“Commitment” as to any Bank shall mean its Revolving Credit Commitment and its Term Loan Commitment; collectively, as to all Banks, the “Commitments.”

“Commitment Percentage” of a Bank at any time shall mean the Commitment Percentage for such Bank set forth opposite its name on Exhibit A hereto.

“Debt” means (1) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations and asset securitizations); (2) obligations as lessee under Capital Leases and synthetic leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all obligations arising under acceptance facilities; (6) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (7) obligations secured by any Lien on property owned by any Person, whether or not the obligations have been assumed.

“Default” means any event, condition or circumstance that with the giving of notice or lapse of time or both would become an Event of Default.

“Dollars” and the “$” mean lawful money of the United States of America.

“Eligible Assignee” shall mean (a) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $1,000,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or any successor thereto (the “OECD”) or a political subdivision of any such country and having total assets in excess of $1,000,000,000, provided that such bank or other financial institution is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (c) the central bank of any country that is a member of the OECD, (d) a finance company, insurance company or other financial institution or fund that is engaged in making, purchasing or otherwise investing in loans in the ordinary course of its business and having total assets in excess of $1,000,000,000, (e) any Affiliate of an existing Bank or (vi) any other Person approved by the Borrower and the Agent, which approvals shall not be unreasonably withheld.

“Environmental Law” means any presently existing or hereafter enacted or decided federal, state or local statutory or common law relating to pollution or protection of the environment, including without limitation, any common law of nuisance or trespass, and any law or regulation relating to emissions, discharges, releases or threatened release of pollutants, contaminants or chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with any Borrower would be treated as a single employer under ERISA.

“Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Existing Debt” shall mean the Debt set forth on Schedule A of this Agreement. Upon Closing, the commitment of First Union to make further advances under any loan documents relating to or evidencing the Existing Debt shall terminate.

“Facilities” shall mean collectively the Revolving Credit Facility and the Term Loan Facility.

“Fee Letter” shall mean the letter from First Union to the Borrower, dated December 7, 2001, relating to the Facilities and certain administrative fees payable in respect of the transactions contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Federal Funds Rate” means, for any day a fluctuating per annum interest rate (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day (or the next preceding Business Day) on such transactions as determined by the Agent.

“Federal Reserve Board” shall mean the Board of Governors of the United States Federal Reserve System or any successor thereto.

“First Union” shall mean First Union National Bank, and its successors and assigns.

“Fleet”“ shall mean Fleet National Bank, and its successors and assigns.

“Funded Debt” shall mean the sum of all indebtedness for borrowed money (including, without limitation, capital lease and synthetic lease obligations, asset securitizations, subordinated debt (including debt subordinated to the Banks), banker’s acceptances, and unreimbursed drawings under letters of credit), and any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument, and all guarantees.

“GAAP” means generally accepted accounting principles in the United States of America (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountant concurs), applied both to classification of items and amounts.

“Guarantor” shall mean any Person who guarantees the payment and performance of all or any part of the Obligations, and shall include without limitation each Person who joins this Agreement as a Guarantor after the date.

“Guaranty Agreement” shall mean that certain Guaranty Agreement by any Guarantor in favor of the Agent for the benefit of the Agent and the Banks as security for the obligations of the Borrower to the Agent and the Banks, together with all exhibits, amendments, modifications, and supplements thereto as may be in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Materials” means any contaminants, hazardous substances, regulated substances or hazardous wastes that may be the subject of liability pursuant to any Environmental Law.

“Interest Period” means with respect to any LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is made and ending, as the Borrower may select, pursuant to Section 2.03, on the numerically corresponding day in the first, second, or third calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that the foregoing provisions relating to Interest Periods are subject to the following:

(a) No Interest Period for any Loan may extend beyond the Termination Date;

(b) Subject to clause (a) above, if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day, unless, in the case of a LIBOR Rate Loan, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

(c) If any Interest Period applicable to a LIBOR Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month, and

(d) If, upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, the Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Rate Loan, then the Borrower shall be deemed to have elected to convert such LIBOR Rate Loan into a Base Rate Loan as of the expiration of the then current Interest Period applicable thereto.

“Lending Office” shall mean, with respect to any Bank, the office of such Bank designated above or in an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Bank to the Borrower and the Agent. A Bank may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Rate Loans, such office may be a domestic or foreign branch or Affiliate of such Bank.

“LIBOR Rate” shall mean, with respect to each LIBOR Rate Loan, a rate of interest per annum for U.S. dollar deposits with a maturity equal to the relevant corresponding number of months maturity of a selected Interest Period (i. e., 1, 2, or 3) as determined by the Agent obtained by dividing (and then rounding to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%) (a) the rate per annum for deposits having a maturity most nearly comparable to the Interest Period in respect of such LIBOR Rate Loan in Dollars which appears on page 3750 of the Dow Jones Telerate Screen (or any successor page) as of 11:00 a.m. London time on the date that is two Business Days prior to the first day of such Interest Period, or if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen, the rate of interest per annum quoted by First Union at approximately 11:00 a.m. London time (or as soon thereafter as practicable) two Business Days prior to the first day of such Interest Period to leading banks in the interbank eurodollar market as the rate at which First Union is offering Dollar deposits for a period, and in an amount, approximately equal to the Interest Period and principal amount of the LIBOR Rate Loan which shall be made by each of the Banks and outstanding during such Interest Period by (b) an number equal to 1.00 minus the then applicable Reserve Requirement.

“LIBOR Rate Loan” shall mean, at any time, any Revolving Credit Loan or Term Loan that the interest rate therefor is determined by reference to the LIBOR Rate as in effect at such time.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” shall mean a Revolving Credit Loan or a Term Loan and “Loans” collectively the Revolving Credit Loans and the Term Loans.

“Loan Document(s)” means this Agreement, the Notes, the Fee Letter, any Guaranty Agreement, the Pledge Agreement, and all other documents or applications of any kind relating to the Loans but does not include Swap Agreements.

“Multiemployer Plan” means a Plan described in ERISA which covers employees of the Borrower or any ERISA Affiliate.

“Notes” shall mean the Revolving Credit Notes, the Term Notes, and all replacements, amendments, extensions and renewals thereof.

“Obligations” means any and all indebtedness and other obligations of the Borrower to the Agent and the Banks under or in connection with this Agreement or any other Loan Document, including any past, present or future advances, renewals, extensions, modifications, interest, late charges, costs and fees of any type, and all obligations under or in connection with any Swap Agreements between Borrower and Banks whenever executed.

“Obligor(s)” means the Borrower, any Guarantor, and any other person or entity liable, either absolutely or contingently, for the payment of any indebtedness evidenced by any Loan Document as well as any person or entity granting the Agent for the benefit of the Banks a security interest in property to secure all or a portion of said indebtedness.

“Option(s)” means any of the interest rate options specified in Section 2.07 hereof.

“Participant” shall have the meaning given to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement dated the Closing Date by Integrated Circuit Systems, Inc. in favor of the Agent for the benefit of the Agent and the Banks, together with all exhibits, amendments, modifications, and supplements thereto as may be in effect from time to time.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

“Pro Rata Share” of each Bank shall mean a share proportional to such Bank’s Commitment Percentage.

“Ratio” shall mean the sum of all Funded Debt divided by the sum of earnings before interest, taxes, depreciation and amortization. The Ratio shall be calculated on a consolidated basis, using the financial information for the Borrower, its Subsidiaries, Affiliates and its holding or parent company, as applicable.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Required Banks” shall mean at any time the Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the Commitments, provided that until at least three Banks are parties to this Agreement, Required Banks shall mean the Banks holding not less than one hundred percent (100%) of the Commitments.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents.

“Reserve Requirement” shall mean, with respect to any Interest Period, the aggregate of the then stated maximum rates during such Interest Period of all reserve requirements (including, without limitation, marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which First Union and other major United States money center banks are subject, in respect of eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) or in respect of any other category of liabilities including deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category extensions of credit or other assets which includes loans by non-domestic offices of any Bank to United States residents. Such reserve requirements shall include, without limitation, those imposed under such Regulation D. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve requirements.

“Revolving Credit Facility” shall mean the revolving credit loan facility established pursuant to Section 2.01 of this Agreement.

“Revolving Credit Commitment” as to any Bank shall mean its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01 hereof in the amount set forth as its Revolving Credit Commitment opposite such Bank’s name on Exhibit A hereto, as reduced or terminated pursuant to the terms hereof, and collectively, as to all Banks, the “Revolving Credit Commitments”.

“Revolving Credit Loan” shall mean a Revolving Credit Loan made by a Bank to the Borrower pursuant to the Revolving Credit Facility, and “Revolving Credit Loans” shall mean the Revolving Credit Loans made by the Banks collectively.

“Revolving Credit Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit B-1, together with all replacements, amendments and renewals thereof.

The term “Subsidiary,” as to any Borrower, shall mean (a) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by any Borrower or one or more of such Borrower’s Subsidiaries, (b) any partnership of which a Borrower is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by a Borrower or one or more of a Borrower’s Subsidiaries (c) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by a Borrower or one or more of a Borrower’s Subsidiaries.

“Swap Agreement” shall have the meaning provided in 11 U. S. C. §101.

“Target” means the assets of any Person, or the controlling interest of any Person, which the Borrower wishes to purchase through the use of the proceeds of a Loan hereunder.

“Term Loan” shall mean a Term Loan made by a Bank to the Borrower pursuant to the Term Loan Facility, and “Term Loans” shall mean the Term Loans made by the Banks collectively.

“Term Loan Commitment” as to any Bank shall mean its obligation to make a Term Loan to the Borrower pursuant to Section 2.01 hereof in the amount set forth as its Term Loan Commitment opposite its name on Exhibit A hereto, subject to reduction pursuant to Section 2.02 hereto; and collectively, as to all Banks, the “Term Loan Commitments”.

“Term Loan Facility” shall mean the term loan facility established pursuant to Section 2.01 of this Agreement.

“Term Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit B-2, together with all allonges, replacements, amendments and renewals thereof.

“Type” shall mean that with respect to the Loans, at the option of the Borrower and subject to the terms of this Agreement, either a Base Rate Loan or a LIBOR Rate Loan.

“Termination Date” means the earlier of three years from the Closing Date hereof (or such other subsequent date as the Banks may agree to in writing in its sole discretion) or the termination of the Commitment pursuant to the terms hereof.

1.02. Construction of Terms. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and “or” has the inclusive meaning represented by the phrase “and/or.” The neuter shall be deemed to include the masculine and the feminine, as the context may require. References in this Agreement to “determination” by the Agent or any Bank include good faith estimates by the Agent or any Bank (in the case of quantitative determinations) and good faith beliefs by the Agent or any Bank (in the case of qualitative determinations). The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Unless otherwise specified or unless the context otherwise requires, all references herein to Sections, Schedules and Exhibits are references to Sections, Schedules and Exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto.

1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. Notwithstanding the foregoing, in the event that any changes in GAAP after the date hereof are required to be applied to the transactions described herein and would affect the computation of the financial covenants of Borrower set forth herein, such changes shall be followed in the computation of such financial covenants only from and after the date this Agreement shall have been amended to take into account any such changes, provided the parties agree to negotiate in good faith to so amend this Agreement as soon as practicable after such a change.

ARTICLE II:

AMOUNT AND TERMS OF THE LOANS; SECURITY FOR THE LOANS

2.01. Loans.

(a) Revolving Credit Facility. Upon the request of the Borrower, each Bank severally agrees, on the terms and conditions hereinafter set forth, to make loans (individually a “Revolving Credit Loan” and collectively the “Revolving Credit Loans”) to the Borrower from time to time during the period from the Closing Date up to but not including the Termination Date in an aggregate principal amount not to exceed at any time outstanding the amount set forth opposite such Bank’s name as the Revolving Credit Commitment on Exhibit A hereto, as such amount may be reduced pursuant to Section 2.02 hereof. The aggregate maximum principal amount of the Revolving Credit Facility shall be $10,000,000.00.

The aggregate principal amount of all borrowings of Revolving Credit Loans made on a single date, which shall not utilize the Revolving Credit Commitments in full, shall be in an amount of not less than One Million Dollars ($1,000,000.00). Each Revolving Credit Loan shall be made by each Bank in the Commitment Percentage applicable to each Bank and shall not exceed said Bank’s Revolving Credit Commitment. Subject to the terms and conditions of this Agreement and within the limits of the Revolving Credit Commitment, the Borrower may borrow, repay, and reborrow under the Revolving Credit Facility pursuant to the terms of this Agreement. On such terms and conditions of this Agreement, the Revolving Credit Loans may be outstanding as Base Rate Loans or LIBOR Rate Loans. Each Type of Revolving Credit Loan shall be made and maintained at such Bank’s Lending Office for such Type of Revolving Credit Loan. The failure of any Bank to make any requested Revolving Credit Loan to be made by it on the date specified for such Loan shall not relieve any other Bank of its obligation (if any) to make such Revolving Credit Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Revolving Credit Loans to be made by such other Bank.

(b) Term Loan Facility. Upon the request of the Borrower, each Bank severally agrees, on the terms and conditions hereinafter set forth, to make available to the Borrower on the closing date of the Acquisition a term loan (individually a “Term Loan” and collectively the “Term Loans”) in a principal amount not to exceed at any time outstanding the amount set opposite such Bank’s name as the Term Loan Commitment on Exhibit A hereto, as such amount may be reduced pursuant to Section 2.02 hereof. Such Term Loan shall be made by each Bank in the Commitment Percentage applicable to each Bank. Once borrowed, any Term Loan of any Bank will terminate the Term Loan Commitment of said Bank as to any unused portion and any repayment or prepayments of a Term Loan, whether by scheduled installments or otherwise, will not reinstate said Term Loan Commitment, and may not be reborrowed. The proceeds of the Term Loan shall be disbursed by the Agent into such account of ICS with the Agent pursuant to written instructions to be provided to the Agent by an authorized officer of ICS. Subject to the terms hereof, the aggregate maximum principal amount of the Term Loan Facility shall be $45,000,000.00. Notwithstanding anything herein to the contrary, it is understood and agreed that the Term Loan Commitments shall terminate if for any reason whatsoever the Term Loans are not advanced and the Acquisition not closed on or before January 9, 2002.

2.02. Termination or Reduction of Commitment. The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Agent, to terminate in whole or reduce in part the unused portion of either the Revolving Credit Commitment or the Term Loan Commitment, provided that each partial reduction shall be in the amount of at least One Million Dollars ($1,000,000.00), and provided further no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Revolving Credit Loans shall exceed the Revolving Credit Commitment or the outstanding and unpaid principal amount of the Term Loans shall exceed the Term Loan Commitment, as the case may be. Any reduction in part of the unused portion of either Commitment shall be made in the proportion that each Bank’s Commitment bears to the total amount of all Banks’ Commitments. The Commitments, once reduced or terminated, may not be reinstated. If the Revolving Credit Loan Commitment is terminated in its entirety, all accrued Availability Fees shall be due and payable immediately on the Termination Date. If the Revolving Credit Loan Commitment is reduced in part, Availability Fees shall thereafter be calculated on the unused portion of the Revolving Credit Loan Commitment as so reduced.

2.03. Notice and Manner of Borrowing. The Borrower shall give Agent irrevocable written or telephonic notice of a request (effective upon receipt) for any Loan under either Facility not later than 11:00 a.m. Philadelphia time (a) on the same Business Day as each proposed borrowing at a Base Rate and (b) at least two (2) Business Days before each proposed LIBOR Rate Loan provided, however, that a request for a LIBOR Rate Term Loan to be made on January 2, 2002, may be given no later than 11:00 a.m. Philadelphia time on December 31, 2001, and provided further that once three (3) or more Banks are parties to this Agreement then the Borrower shall give the Agent three (3) Business Days notice before each proposed LIBOR Rate Loan. Each such notice shall specify (i) the date of such Loan, which shall be a Business Day, (ii) the amount of each Loan, (iii) the Interest Rate selected by Borrower, and (iv) the duration of any Interest Period applicable thereto, which period must correspond to one of the Interest Rate Options. Notices received after 11:00 a.m. Philadelphia time shall be deemed received on the next Business Day. Until Borrower elects an Interest Rate as provided herein, the principal balance shall bear interest at the Base Rate. Agent shall promptly notify the Banks of such notice. Not later than 1:00 P.M. Philadelphia, Pennsylvania time on the date of any Loan, each Bank will make available to the Agent in immediately available funds at its Lending Office (or at such other location as the Agent may designate), such Bank’s Pro Rata Share of such Loan. The failure of any Bank to make any requested Loan to be made by it on the date specified for either Facility shall not relieve any other Bank of its obligation (if any) to make such Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Loans to be made by such other Bank. Each telephonic request must be promptly confirmed in writing and by such method as the Agent may require. The Borrower authorizes the Agent to accept telephonic requests for a Loan, and the Agent shall be entitled to rely upon the authority of any designated representative of Borrower providing such request or instruction. Notwithstanding anything to the contrary contained herein:

(i) If the Borrower shall have failed to designate the Type of Loan, the Borrower shall be deemed to have requested a Base Rate Loan; and

(ii) If the Borrower shall have failed to select the duration of the Interest Period to be applicable to any LIBOR Rate Loan, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

2.04. Non-Receipt of Funds by Agent. Unless the Agent shall have received notice from a Bank prior to the date on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Loan in accordance with Section 2.03 and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such portion available to the Agent, and the Agent shall have made such corresponding amount available to the Borrower, such Bank, on the one hand, and the Borrower, on the other, severally agree to pay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (a) in the case of such Bank, at a rate of interest per annum equal to the Federal Funds Rate for the first three days after the due date of such payment and the Federal Funds Rate plus 2% thereafter until the date such payment is received by the Agent, and (b) in the case of the Borrower, at a rate per annum equal to the Base Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Loan.

Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.

2.05. Conversions and Renewals. The Borrower may elect from time to time to convert all or a part of one Type of Loan into another Type of Loan or to renew all or part of a Loan by giving the Agent notice at least one (1) Business Day before conversion into a Base Rate Loan, and at least two (2) Business Days before the conversion into or renewal of a LIBOR Rate Loan (provided that once three (3) or more Banks are parties to this Agreement then the Borrower shall give the Agent three (3) Business Days notice before the conversion into or renewal of a LIBOR Rate Loan), specifying: (a) the renewal or conversion date; (b) the amount of the Loan to be converted or renewed; (c) in the case of conversions, the Type of Loan to be converted into; and (d) in the case of renewals of or a conversion into LIBOR Rate Loans, the duration of the Interest Period applicable thereto; provided that (1) the aggregate minimum principal amount of all Loans outstanding after a renewal or conversion thereof on a single date shall be One Million Dollars ($1,000,000.00); and (2) LIBOR Rate Loans can be converted only on the last day of the Interest Period for such Rate Loans Loan. The Agent shall promptly notify each Bank of each such notice. All conversions and renewals shall be made in the proportion that each Bank’s Loan bears to the total amount of all the Banks’ Loans. All notices given under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Philadelphia, Pennsylvania time on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Agent the notice as specified above for the renewal or conversion of a LIBOR Rate Loan prior to the end of the Interest Period with respect thereto, such LIBOR Rate Loan shall automatically be converted into a Base Rate Loan on the last day of the Interest Period for such LIBOR Rate Loan.

2.06. Required Hedge. The Borrower shall on the Borrowing Date for the Term Loan hedge the floating interest expense of at least fifty percent (50%) of the amount of the Term Loan for a term of at least eighteen months from the Closing Date by maintaining one or more interest rate swap transactions with any of the Banks (or with another financial institution approved by the Agent in writing) in an aggregate notional amount equal to fifty percent (50%) of the outstanding principal balance of the Term Loan, with the Borrower making fixed rate payments and receiving floating rate payments to offset changes in the variable interest expense of the Term Loan, all upon terms and subject to such conditions as shall be reasonably acceptable to the financial institution entering into such transaction with the Borrower (or the Agent in writing) but in no event shall any Swap Agreement entered in connection herewith have a speculative purpose. The Borrower is permitted to enter into foreign currency exchange contracts in the ordinary course of business provided that such contracts are without a speculative purpose.

2.07. Interest Rate Options. Interest shall accrue on the outstanding and unpaid principal amount of each Bank’s Loans made under this Agreement at a rate per annum selected by Borrower in accordance herewith (each, an “Interest Rate”) as follows:

(a) Revolving Credit Facility. For each Revolving Credit Loan, (x) at the Base Rate or (y) at the LIBOR Rate plus the Applicable Margin.

(b) Term Loan Facility. For each Term Loan, (x) at the Base Rate, or (y) at the LIBOR Rate plus 1.75%.

Borrower shall select the Interest Rate and for each Interest Rate except the Base Rate, the Interest Period to which such Interest Rate will continuously apply in accordance with the terms of Section 2.03 hereof. There shall be no more than one Interest Rate for any Loan in effect at any time.

Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to the Banks at a rate in excess of the maximum rate permitted by applicable law. It is the intention of the Borrower and the Banks to conform strictly to applicable usury laws. Accordingly, notwithstanding anything to the contrary in this Agreement or the Notes, amounts constituting interest under applicable law and contracted for, chargeable or receivable hereunder or under the Notes shall under no circumstances, together with any other interest, late charges or other amounts which may be interpreted to be interest contracted for, chargeable or receivable hereunder or thereunder, exceed the maximum amount of interest permitted by law, and in the event any amounts were to exceed the maximum amount of interest permitted by law, such excess amounts shall be deemed a mistake and shall either be reduced immediately and automatically to the maximum amount permitted by law or, if required to comply with applicable law, be cancelled automatically and, if theretofore paid, at the option of the Banks, be refunded to the Borrower or credited on the principal amount of the Notes then outstanding.

The Agent shall promptly notify the Borrower and the Banks upon determining the interest rate for each LIBOR Rate Loan after its receipt of the relevant request for borrowing, conversion or continuation; provided, however, that the failure of the Agent to provide the Borrower or the Banks with any such notice shall neither affect any obligations of the Borrower or the Banks hereunder nor result in any liability on the part of the Agent to the Borrower or any Bank. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

2.08. Notes.

(a) The Loans made by each Bank shall be evidenced (1) in the case of Revolving Credit Loans, by a Revolving Credit Note appropriately completed in substantially the form of Exhibit B-1, and (2) in the case of the Term Loan, by a Term Note appropriately completed in substantially the form of Exhibit B-2.

(b) Each Revolving Credit Note issued to a Bank shall (1) be executed by the Borrower, (2) be payable to the order of such Bank, (3) be dated as of the Closing Date, (4) be in a stated principal amount equal to such Bank’s Revolving Credit Commitment, (5) bear interest in accordance with the provisions of Section 2.07, as the same may be applicable to the Revolving Credit Loans made by such Bank from time to time, and (6) be entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

(c) The Term Note issued to a Bank shall (1) be executed by the Borrower, (2) be payable to the order of such Bank, (3) be dated as of the Closing Date, (4) be in a stated principal amount equal to such Bank’s Term Loan Commitment, (5) bear interest in accordance with the provisions of Section 2.07, as the same may be applicable to the Term Loans made by such Bank from time to time, and (6) be entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

(d) Each Bank will record on its internal records the amount of each Loan made by it and each renewal, conversion, and payment received by it in respect thereof and will, in the event of any transfer of any of its Notes, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount of the Loans evidenced thereby as of the date of transfer or provide such information on a schedule to the Assignment and Assumption relating to such transfer, provided, however, that the failure of any Bank to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower’s obligations under this Agreement or the Notes. The Banks’ records as set forth above shall be presumed to be correct absent manifest error.

2.09. Repayment. The Borrower shall repay the Loans made under this Agreement as follows:

(a) Revolving Credit Facility. Interest to the Agent on the outstanding and unpaid principal amount of the Revolving Credit Loans shall be paid to the Agent on account of the Banks in immediately available Dollars as follows:

(1) For each Base Rate Loan, monthly in arrears, on the last Business Day of each month, commencing the first such day after such Loan; and

(2) For each LIBOR Rate Loan on the last day of the Interest Period with respect thereto.

All outstanding principal of the Revolving Credit Loans and all accrued interest thereon shall be paid by the Borrower to the Agent on account of the Banks in immediately available Dollars on the Termination Date.

(b) Term Loan Facility. Interest to the Agent on the outstanding and unpaid principal amount of on the Term Loan Facility shall be paid to the Agent on account of the Banks in immediately available Dollars as follows:

(1) For each Base Rate Loan, monthly in arrears, on the last Business Day of each month, commencing the first such day after such Loan; and

(2) For each LIBOR Rate Loan on the last day of the Interest Period with respect thereto.

The unpaid principal balance of Term Loan shall be paid to Agent on account of the Banks in monthly installments in accordance with the following schedule: (a) The sum of $500,000.00, commencing on January 31, 2002 and continuing on the last Business Day of each succeeding month, for six months; (b) The sum of $1,000,000.00, commencing on July 31, 2002, and continuing on the last Business Day of each succeeding month, for six months; (c) The sum of $1,250,000.00 commencing on January 31, 2003, and continuing on the last Business Day of each succeeding month, for six months; (d) The sum of $1,500,000.00, commencing on July 31, 2003, and continuing on the last Business Day of each succeeding month, for twelve months; (e) The sum of $1,750,000.00, commencing on July 31, 2004, and continuing on last Business Day of each succeeding month, until the maturity date, when all outstanding principal and all accrued interest thereon shall be repaid.

2.10. Interest after Maturity. Any principal amount of any Loan not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter until paid in full (before or after judgment), payable on demand, at a rate per annum equal to the Interest Rate of such Loan (as in effect on the date of Default) plus 4% (“Default Rate”). To the greatest extent permitted by law, interest shall continue to accrue at the Default Rate after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

2.11. Mandatory and Optional Prepayments. If after a reduction of the Revolving Credit Commitment as provided in Section 2.02 or at any other time, the aggregate unpaid principal balance of the Revolving Credit Loans exceeds the Revolving Credit Commitment, the Borrower shall immediately prepay Revolving Credit Loans in an amount sufficient to reduce such aggregate unpaid principal balance to an amount that is not greater than the Revolving Credit Commitment. If after a reduction of the Term Loan Commitment as provided in Section 2.02 or at any other time, the aggregate unpaid principal balance of the Term Loan exceeds the Term Loan Commitment, the Borrower shall immediately prepay the Term Loan in an amount sufficient to reduce such aggregate unpaid principal balance to an amount that is not greater than the Term Loan Commitment.

The Borrower may at its option, upon at least one (1) Business Day’s notice to the Agent, in the case of Base Rate Loan at least two (2) Business Days’ notice to Agent in the case of each LIBOR Rate Loan (provided that once three (3) or more Banks are parties to this Agreement then the Borrower shall give the Agent three (3) Business Days notice in the case of each LIBOR Rate Loan), prepay without premium or penalty any Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial prepayment shall be in a principal amount of not less than Five Hundred Thousand Dollars ($500,000.00); and (2) LIBOR Rate Loans may be prepaid only on the last day of the Interest Period for such LIBOR Rate Loan; and (3) in regard to the Term Loan, prepayments shall be applied to the principal installments of the Term Note in the inverse order of their maturities. Any prepayment not made in accordance herewith shall be accompanied by such additional amounts deemed necessary by the Banks to compensate the Banks for any losses, costs or expenses which the Banks may be deemed to incur as a result of such prepayments. No prepayment will affect the Borrower’s obligation to continue to make payments under any Swap Agreements which will remain in full force and effect notwithstanding that prepayment.

Upon receipt of any such prepayments, the Agent will promptly thereafter cause to be distributed such prepayment to each Bank for the account of its applicable Lending Office in the proportion that each such Bank’s Loan to which the prepayment applies bears to the total amount of all the Banks’ Loans to which the prepayment applies.

2.12. Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 P.M. Philadelphia, Pennsylvania time on the date when due in lawful money of the United States to the Agent at its Lending Office (as set forth in Section 9.02 (b) for the account of the applicable Lending Office of each Bank in immediately available Dollars. The Agent will promptly thereafter cause to be distributed (1) such payments of principal and interest in like funds to each Bank for the account of its applicable Lending Office in the proportion that such Bank’s Loans to which the payment applies bears to the total amount of all Banks’ Loans to which the payment applies and (2) other fees payable to any Bank to be applied in accordance with the terms of this Agreement. The Borrower hereby authorizes each Bank, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of the Borrower with such Bank any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payments shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the Availability Fee, as the case may be, except, in the case of a LIBOR Rate Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day. Borrower further certifies that Borrower holds legitimate ownership of such account(s) and preauthorizes this periodic debit as part of its right under said ownership.

With respect to each payment hereunder, except as specifically provided otherwise herein or in any of the other Loan Documents, the Borrower may designate by written notice to the Agent prior to or concurrently with such payment the specific Loans or other Obligations that are to be paid, repaid or prepaid, provided that (i) unless made together with all amounts required hereunder to be paid as a consequence thereof, a prepayment of a LIBOR Rate Loan may be made only on the last day of the Interest Period applicable thereto, and (ii) each payment on account of any Obligations to or for the account of one or more Banks shall be apportioned ratably among such Banks in proportion to the amounts of such Obligations owed to them respectively. In the absence of any such designation by the Borrower, or if an Event of Default has occurred and is continuing, such payment shall be applied by the Agent and the Banks in the following manner and order: (i) first, to the payment of all Agency Fees and Expenses; (ii) second, to the payment on a pari passu basis of the Loans and any indebtedness owed to the Banks under any Swap Agreement; and (iii) third, to the payment of any other Obligations as directed by the Required Banks. Payments allocated to the Loans shall be applied as follows: (1) first, to the payment of interest on, and then the principal portion of any Base Rate Loans; and then (2) second, to the payment of interest on, and then the principal portion of, any LIBOR Rate Loans.

Each determination of the Base Rate or a LIBOR Rate by the Agent pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on Base Rate Loans is based on the base rate, such rate is only one of the bases for computing interest on loans made by the Banks, and by basing interest payable on Base Rate Loans on such base rate, the Banks have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Banks may now or in the future make loans to other borrowers.

2.13. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Facility for general corporate purposes, working capital, to pay off the Existing Debt, and for the purchase of a Target. The proceeds of the Term Loan shall be used by the Borrower to finance in part the Acquisition. The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

2.14. Recovery of Payments.

(a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of any Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Agent to any Bank are subsequently returned or repaid by such Agent to the Borrower or its representative or successor in interest, whether by court order or by settlement approved by the Bank in question, such Bank will promptly upon receipt of notice thereof from such Agent, pay such Agent such amount. If any such amounts are recovered by such Agent from the Borrower or its representative or successor in interest, such Agent will redistribute such amounts to the Banks on the same basis as such amounts were originally distributed. The provisions of this Section 2.14 shall survive the termination of this Agreement.

2.15. Pro Rata Treatment; Sharing of Payments.

(a) All fundings, continuations and conversions of Loans shall be made by the Banks pro rata on the basis of their respective Commitment Percentage.

(b) Each Bank agrees that if it shall receive any amount (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker’s lien, counterclaim or cross action, or otherwise), other than pursuant to Section 9.14, applicable to the payment of any of the Loans that exceeds its ratable share (according to the proportion of (i) the amount of said indebtedness due and payable to such Bank at such time to (ii) the aggregate amount of said indebtedness due and payable to all Banks at such time) of payments on account of said indebtedness then or therewith obtained by all the Banks to which such payments are required to have been made, such Bank shall forthwith purchase from the other Banks such participations in such said indebtedness as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each such other Bank shall be rescinded and each such other Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery, together with an amount equal to such other Bank’s ratable share (according to the proportion of (i) the amount of such other Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to the provisions of this subsection may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker’s lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or similar law, any Bank receives a secured claim in lieu of a setoff to which this subsection applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this subsection to share in the benefits of any recovery on such secured claim. Nothing herein shall be deemed to limit the rights of the Agent as provided in Section 10.7 hereof.

2.16. Illegality. Notwithstanding any other provision in this Agreement, if any Bank determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for such Bank (or its Lending Office) to maintain or fund its LIBOR Rate Loans, then upon notice to the Borrower (with a copy to the Agent) by such Bank the outstanding principal amount of all LIBOR Rate Loans, together with interest accrued thereon, and any other amounts payable to each Bank under this Agreement shall be repaid (a) immediately upon demand of such Bank if such change or compliance with such request, in the judgment of such Bank, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

2.17. Disaster. Notwithstanding anything to the contrary herein,

(a) If the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Rate Loan as provided in this Agreement; or

(b) If the Agent shall have received written notice from any Bank of its determination (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR Rate upon the basis of which the rate of interest for LIBOR Rate Loan is to be determined do not accurately cover the cost to such Bank of making or maintaining such type of Loans; then the Agent shall forthwith give notice thereof to the Borrower, whereupon (1) the obligation of such Bank to make LIBOR Rate Loans shall be suspended until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (2) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Rate Loan, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan.

2.18. Increased Cost. From time to time upon notice to the Borrower from a Bank (with a copy to the Agent) the Borrower shall pay to the Agent for the account of the applicable Bank such amounts as any Bank may determine to be necessary to compensate such Bank for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining any LIBOR Rate Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Bank under this Agreement in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Bank of or under U.S. federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (1) changes the basis of taxation of any amounts payable to such Bank under this Agreement in respect of any such Loans (other than taxes imposed on the overall net income of such Bank or of its Lending Office for any of such Loans by the jurisdiction where the Lending Office or such Lending Office is located); or (2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions or credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of LIBOR Rate); or (3) imposes any other condition affecting this Agreement (or any such extensions of credit or liabilities).

2.19. Risk-Based Capital. In the event that any Bank determines that (1) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (2) compliance by such Bank or any corporation controlling such Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Bank, and such Bank determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Agent, for the account of the applicable Bank, such additional amount as shall be certified by the Bank to be the amount allocable to such Bank’s obligations to the Borrower hereunder.

2.20. Funding Loss Indemnification. Upon notice to the Borrower from a Bank (with a copy to the Agent) the Borrower shall pay to the Agent for the account of the applicable Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred as a result of any payment of a LIBOR Rate Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans by the Agent pursuant to Section 8.01.

2.21. Bank’s Determination Conclusive; Notice of Amounts Due.

(a) Determinations by any Bank for purposes of Sections 2.16, 2.17, 2.18, 2.19, and 2.20 shall be conclusive, provided that such determinations are made on a reasonable basis.

(b) The Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement that will entitle a Bank to compensation pursuant to Sections 2.18, 2.19. and 2.20 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Said notice shall be in writing, shall specify the applicable Section or Sections of this Agreement to which it relates and shall set forth the amount or amounts then payable pursuant to such Sections. The Borrower shall pay the Agent for the account of the applicable Bank the amount shown as due on such notice within 10 days after its receipt of the same.

(c) Failure on the part of a Bank to demand compensation pursuant to Sections 2.18 and 2.19 with respect to any period pursuant to the terms hereof shall not constitute a waiver of the Bank’s right to demand compensation with respect to such period or any other period.

2.22. No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by the Borrower hereunder shall be made by the Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes or assessments imposed by any governmental authority, or by any departmental agency or other political subdivision or taxing authority.

2.23. Fees.

(a) Availability Fee. Borrower shall pay to Agent on account of the Banks quarterly, commencing on March 31, 2002, and on the last Business Day of each succeeding quarter thereafter, an availability fee (“Availability Fee”) equal to 0.25% per annum, based on a year of 360 days, on the average daily unused available principal under the Revolving Credit Commitment for the preceding calendar quarter or portion thereof, payable in arrears, during the term of the Revolving Credit Facility with a final payment due and payable on the Termination Date. The Availability Fee shall be shared by the Banks in accordance with their Pro Rata Share.

(b) Facility Fee. The Borrower agrees to pay to Agent on account of the Banks on the Closing Date a nonrefundable facility fee (“Facility Fee”) in the amount of $137,500.00, which shall be deemed earned upon the execution hereof and shall be shared by the Banks in accordance with their Pro Rata Share.

(c) Structuring Fees. The Borrower agrees to pay to First Union, for its own account, on the Closing Date the Structuring Fee (as defined in the Fee Letter).

(d) Agency Fee. The Borrower agrees to pay to the Agent, for its own account, the annual Agency Fee (as defined in the Fee Letter) on the terms, at the times, and in the amounts set forth in the Fee Letter.

2.24. Taxes.

(a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than net income and franchise taxes imposed on the Agent or any Bank by the United States or by the jurisdiction under the laws where the Agent or such Bank, as the case may be, is organized or in which its principal office or (in the case of the Agent) its applicable Lending Office is located, any political subdivision or taxing authority thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to the Agent or any Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Agent or such Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower will deliver to such Agent or such Bank, as the case may be, evidence of such payment.

(b) The Borrower will indemnify the Agent and each Bank for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Agent or such Bank, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Agent or such Bank, makes written demand therefor.

(c) If any Bank is a “foreign corporation, partnership or trust” within the meaning of the Internal Revenue Code, and such Bank claims exemption from United States withholding tax under Section 1441 or 1442 of the Internal Revenue Code, such Bank will deliver to each of the Agent and the Borrower, on or prior to the date of any payment by the Borrower to such Bank under this Agreement or the Notes, a properly completed Internal Revenue Service Form 4224 or 1001, as applicable (or successor forms), certifying that such Bank is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with payments under this Agreement or any of the Notes, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each such Bank further agrees to deliver to each of the Agent and the Borrower an additional copy of each such relevant form on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, in each case certifying that such Bank is entitled to an exemption from or a reduction of withholding or deduction for or on account of’ United States federal income taxes in connection with payments under this Agreement or any of the Notes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required, which event renders all such forms inapplicable or the exemption to which such forms relate unavailable and such Bank notifies the Agent and the Borrower that it is not entitled to receive payments without deduction or withholding of United States federal income taxes. Each such Bank will promptly notify the Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

(d) If any Bank is entitled to a reduction in (and not a complete exemption from) the applicable withholding tax, the Borrower and the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If any of the forms or other documentation required under this Section above are not delivered to the Agent as therein required, then the Borrower and the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e) The provisions of this Section shall survive the termination of this Agreement.

2.25. Late Charge. If any payment is not made in full within ten (10) calendar days after the date when due (whether by maturity, acceleration, or otherwise), Borrower shall, to the extent permitted by law, pay immediately to the Agent on account of the Banks a single late charge equal to five percent (5%) of the entire payment amount due on such due date. This provision shall not be construed to change the due date of any payment to be made hereunder. Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ARTICLE III: CONDITIONS PRECEDENT

3.01. Conditions to Obligations of Agent and Banks. The obligations of each Bank and the Agent hereunder are conditioned upon the timely satisfaction by the Borrower of the following conditions precedent:

(a) Documents to be Delivered by the Borrower. The Borrower shall deliver or cause to be delivered to the Agent at the Closing the following, in each instance in form and substance satisfactory to the Agent and the Banks:

(1) This Agreement duly executed by the Borrower.

(2) The Revolving Credit Note duly executed by the Borrower.

(3) The Term Note duly executed by the Borrower.

(4) The Pledge Agreement duly executed by ICS granting to the Banks a pledge of and a security interest in 66 2/3% of all issued and outstanding voting shares and 100% of all issued and outstanding non-voting shares (collectively, the “Shares”) of capital stock of Integrated Circuit Systems PTE, Ltd., together with such financing statements and other documents as the Agent may reasonably require.

(5) All original certificates and instruments representing or evidencing the Shares, in suitable form for transfer by delivery or accompanied by undated stock powers signed in blank, all in form and substance satisfactory to the Agent, evidencing the Shares.

(6) A certificate (dated the date of this Agreement) of the Secretary of each Borrower (a) setting forth and certifying as true and correct all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement and (b) certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement.

(7) A copy of the Articles of Incorporation and the By-laws of each Borrower certified as true and correct by its Secretary.

(8) A Certificate of Good Standing for each Borrower from all jurisdictions in which any Borrower is required to qualify to conduct business.

(9) A Solvency Certificate executed by the President or Chief Financial Officer of the Borrower.

(10) An Opinion executed by counsel to each Borrower dated as of Closing Date, in form and substance reasonably satisfactory to the Agent and the Banks and their counsel. The opinion of counsel regarding issues concerning Integrated Circuit Systems PTE, Ltd. (“ICSPTE”), the Pledge Agreement, and the enforceability of the Banks’ rights to the pledged shares of ICSPTE under the Pledge Agreement shall be issued by an attorney properly qualified to practice law in the Republic of

Singapore and acceptable to the Agent. A separate opinion of counsel regarding all other Borrowers shall be issued by an attorney properly qualified to practice law in the State of Delaware and the Commonwealth of Pennsylvania and acceptable to the Agent.

(11) A copy of each and every authorization, permit, consent, and approval of and other action by, and notice to and filing with, every Governmental Authority and regulatory body which is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Agreement and the other Loan Documents.

(12) Evidence satisfactory to the Banks of the structure, terms and conditions of, and documentation of any Acquisition together with true and correct copies, schedules, appendices, amendments, modifications and supplements thereto, satisfactory in form and substance to the Agent and the Banks.

(13) Evidence of the pay-off of the Existing Debt.

(14) The Agent shall have received all certificates, instruments and other documents required to be delivered pursuant to any Loan Documents.

(15) Evidence of the payment of all legal and other costs and fees required to be paid hereunder on the Closing Date.

(16) Such other documents, instruments, and agreements as the Agent and the Banks may reasonably request.

(b) Conditions Precedent to all Loans.

(1) After request therefor by the Borrower, the Banks shall not be obligated to make any Loan hereunder unless the following statements shall be true and the Agent shall have received, if requested by the Agent, a certificate signed by a duly authorized officer of the Borrower dated the date of such Loan, stating that

(a) The representations and warranties contained in this Agreement and in the Pledge Agreement and in the other Loan Documents are correct on and as of the date of such Loan as though made on and as of such date;

(b) No Default or Event of Default has occurred and is continuing or would result from such Revolving Credit Loan;

(c) No Default or Event of Default has occurred and is continuing, or would result from such Loan;

(d) No material adverse change has occurred in the financial condition of the Borrower since the date hereof; or, in connection with the Term Loan, in the financial condition of Micro since November 1, 2001 (the date of the Acquisition Agreement);

(e) The Agent and the Banks have been provided with a true and correct copy of the Acquisition Agreement, together with all amendments and modifications thereto, and that there have been no material changes in the terms of the Acquisition; and

(2) The Agent and the Banks shall have received such other approvals, opinions, or documents as the Agent and the Banks may reasonably request; and

(3) After request therefor by the Borrower, the obligation of the Bank to make any Revolving Credit Loans to be used to purchase a Target shall be subject to the further conditions precedent:

(a) The Borrower shall have provided the Agent with written notice regarding the Borrower’s intent to acquire, by asset or stock purchase, a Target.

(b) The Borrower shall have provided the Agent and the Banks with such information as may be reasonably requested by the Agent and the Banks concerning the proposed acquisition, which may include, but is not necessarily limited to, evidence of the structure, terms and conditions of, and documentation of any acquisition together with true and correct copies, schedules, appendices, amendments, modifications and supplements thereto, all satisfactory in form and substance to the Agent and the Banks; an appraisal by an appraiser(s) (M.A.I. or otherwise qualified) acceptable to the Bank of the valuation of the Target’s business and property; proforma financial projections for each Target to be acquired; a certificate from an authorized officer or partner of the Borrower and/or the Target stating that the proposed Loan would not result in the occurrence of a Default or an Event of Default; three (3) years’ financial statements from the Target; solvency certificates from a source acceptable to the Bank stating that the proposed Loan would not render the Borrower or any Target insolvent; environmental studies involving any property to be purchased; satisfactory opinions of counsel; and all conditions precedent to, and consents necessary to permit (including without limitation all necessary state and federal regulatory approvals and foreign government approvals) any acquisitions have been satisfied or waived in writing (with the Agent’s written consent to such waivers). It is understood that the failure of the Agent and the Banks to demand a certain type of information in regard to a proposed acquisition will not constitute a waiver by the Agent and the Banks of their right to demand that type of information in the future. All costs of any necessary appraisals or studies relating to a proposed Target shall be borne by the Borrower.

(c) The Revolving Credit Commitment shall have a minimum availability of $5,000,000.00 after the occurrence of any acquisition of a Target.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Banks that:

4.01. Incorporation, Good Standing, Due Qualification, Corporate Power and Authority. Each Borrower and each of its Subsidiaries is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required; and has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged.

4.02. Due Authorization; No Consents or Contravention. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not (1) require any consent or approval of the shareholders of the Borrower; (2) contravene such corporation’s charter or bylaws; (3) violate any provision of or cause or result in a breach of or constitute a default under any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order writ, judgment, injunction, decree, determination, or award presently in effect having applicability to the Borrower; (4) cause or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (5) cause or result in or require the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower except as contemplated by this Agreement; or (6) cause the Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

4.03. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

4.04. Financial Statements; Accuracy of Information.

(a) The most recent financial statements dated September 30, 2001 [consolidated as to the Borrower and any Subsidiary] delivered to the Banks are true and correct and represent fairly their financial position as of the date thereof and the results of their operations or affairs for the period indicated, and show all known liabilities, direct or contingent, of Borrower and any Subsidiary as of the date thereof, all in accordance with GAAP consistently applied. Since the date of such financial statements, there has been no material adverse change in condition, financial or otherwise, of Borrower or any Subsidiary or in their business and properties and since such date, Borrower and any Subsidiary have not incurred, other than in the ordinary course of business, any indebtedness, liabilities, obligations or commitments, contingent or otherwise, except as otherwise reported to the Banks in writing. No information, exhibit, or report furnished by the Borrower or any Subsidiary to the Banks in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading. All projections delivered by the Borrower and any Subsidiary to the Banks were made on a reasonable basis and in good faith. Except as disclosed to the Bank in writing by the Borrower, neither the Borrower nor any Subsidiary has any material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments.

(b) All information, financial statements, exhibits, and reports furnished by the Borrower and any Subsidiary to the Banks in connection with this Agreement, the other Loan Documents and the borrowings contemplated hereby are, and all such information, financial statements, exhibits and reports hereafter furnished by the Borrower or any Subsidiary to the Bank will be true and correct in every material respect on the date furnished to the Banks, and no such information, financial statements, exhibit or report contains or will contain any material misstatement of fact or omits or will omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

4.05. Labor Disputes and Acts of God. Neither the business nor the properties of any Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary.

4.06. Other Agreements. Neither any Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or any Subsidiary, or the ability of the Borrower to carry out its obligations under any of the Loan Documents to which it is a party. No Borrower or any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

4.07. Litigation. There is no pending or threatened action or proceeding against or affecting the Borrower or any Subsidiary before any court, governmental agency, or arbitrator which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Subsidiary or the ability of the Borrower to perform its obligation under the Loan Documents to which it is a party.

4.08. No Defaults on Outstanding Judgments or Orders. The Borrower has satisfied all judgments and neither the Borrower nor any Subsidiary is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

4.09. Ownership and Liens. Each Borrower and its Subsidiaries has title to, or valid leasehold interests, in all of its properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement or is otherwise listed on Schedule B hereto.

4.10. Subsidiaries and Ownership of Stock. Set forth in Schedule C hereto is a complete and accurate list of the Subsidiaries of each of the Borrowers, showing the jurisdiction of incorporation of each and showing the percentage of the Borrower’s ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and the shares owned by the Borrower are free and clear of all Liens.

4.11. ERISA. Each Borrower and its Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; each Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

4.12. Operation of Business. Each Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and each Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

4.13. Taxes. Each Borrower and each of its Subsidiaries has filed all tax returns (federal, state, and local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties, except the filing of tax returns or the payment of taxes, if any, being contested by the Borrower as permitted pursuant to Section 5.06.

4.14. Debt. No Borrower is indebted under any credit agreement, indenture, purchase agreement, guaranty, Capital Lease, or other investment, agreement, or arrangement except as disclosed in the Borrower’s financial statements referred to in Section 4.04 or on Schedule B hereto.

4.15. Environmental Matters. To the best of their knowledge, after due inquiry, the Borrower and each Subsidiary have duly complied with, and their businesses, operations, assets, equipment, property, leaseholds or other facilities are in compliance with, the provisions of all Environmental Laws. The Borrower and each Subsidiary have been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to all Hazardous Materials. Neither the Borrower nor any Subsidiary has received notice of, or knows of, or suspects facts which might constitute any violations of any Environmental Law. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to any violation of any Environmental Law affecting the Borrower or any Subsidiary or any of their businesses, operations, assets, equipment, property, leaseholds, or other facilities. Neither the Borrower nor its Subsidiaries have any indebtedness, obligation or liability, absolute or contingent, matured or not matured, with respect to any violation of any Environmental Law. Any subsequent failure by the Borrower or any Subsidiary to comply with any applicable Environmental Laws, rules and regulations will constitute an Event of Default hereunder.

4.16. Material Adverse Changes. Since the date of the financial statements referred to above there has not been any material adverse change in the business, operations, properties or financial position of the Borrower or any Subsidiary. The Borrower does not know of any fact (other than matters of a general economic or political nature) which materially adversely affects, or, so far as the Borrower can now reasonably foresee, will materially adversely affect, the business, operations, properties or financial position of the Borrower or its Subsidiaries or the performance by the Borrower of their obligations under this Agreement and the other Loan Documents.

4.17. Valid, Binding and Enforceable. This Agreement and the other Loan Documents have been duly and validly executed and delivered by the parties thereto (other than the Agent and the Bank) and constitute the valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as enforcement of this Agreement and the other Loan Documents may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles.

4.18. No Untrue Statements. Neither this Agreement, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by the Borrower or by any other party to the Banks in connection herewith contains, or at the time of delivery will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. The Borrower has furnished to each Bank true, correct and complete copies of the Acquisition Agreement and all exhibits and agreements thereto and all documents related thereto.

ARTICLE V: AFFIRMATIVE COVENANTS

So long as the Notes shall remain unpaid or the Banks shall have any Commitment under this Agreement, the Borrower, except as otherwise agreed by the Required Banks in writing, shall (and shall cause any Subsidiary, including without limitation any Subsidiary it may create or acquire to):

5.01. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

5.02. Maintenance of Records. Keep accurate records and books of account in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and any Subsidiary.

5.03. Maintenance of Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.04. Conduct of Business; Permits and Approvals; Compliance with Laws. Continue to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement; maintain in full force and effect, its franchises, and all licenses, patents, trademarks, trade names, contracts, permits, approvals and other rights necessary to the profitable conduct of its business; and comply in all respects with all applicable laws, rules, regulations, and orders.

5.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similar situated, which insurance may provide for reasonable deductibility from coverage thereof.

5.06. Payment of Debt. Promptly pay and discharge (1) all of its Debt in accordance with the terms thereof; (2) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default; (3) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such property or any part thereof; provided, however, that so long as the Borrower first notifies the Bank of its intention to do so, the Borrower shall not be required to pay and discharge any such Debt, tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in a Default and so long as no foreclosure or other similar proceedings shall have been commenced against such property or any part thereof and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

5.07. Right of Inspection. At any reasonable time and from time to time, permit the Agent or any Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants.

5.08. Reporting Requirements. Furnish to Agent and each of the Banks:

(a) Reports and Proxies. Promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower and its Subsidiaries to stockholders, and all regular or periodic reports required to be filed by Borrower and its Subsidiaries with any governmental agency or authority and all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning developments with respect to the Borrower and its Subsidiaries. Not in limitation of the foregoing, all quarterly 10Q reports (to be prepared in accordance with GAAP) of the Borrower shall be delivered to the Bank no later than 45 days after the end of each fiscal quarter of the Borrower and all annual 10K reports (to be prepared in accordance with GAAP) of the Borrower shall be delivered to the Bank no later than 90 days after the end of each fiscal year of the Borrower.

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated and consolidating unaudited management-prepared balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, consolidated and consolidating statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and a consolidated and consolidating statement of cash flow of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail with supporting schedules and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower.

(c) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and a consolidated and consolidating statement of income and retained earnings of the Borrower and its Subsidiaries for such fiscal year, and a consolidated and consolidating statement of cash flow of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail with supporting information and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied. Said consolidated and consolidating statements shall be accompanied by an opinion thereon acceptable to the Bank on a audit basis by an independent certified public accountant selected by the Borrower and acceptable to the Bank. The opinion of such independent certified public accountant shall not be acceptable to Bank if qualified due to any limitations in scope imposed by Borrower or any other Person. Any other qualification of the opinion by the accountant shall render the acceptability of the financial statements subject to Bank’s approval.

(d) Annual Projections. As soon as available but in any event within 90 days after the end of each fiscal year of the Borrower, updated projections for the upcoming fiscal year prepared and delivered to the Banks by the chief financial officer of the Borrower, which projections shall be prepared in good faith and on a reasonable basis.

(e) Affidavit of No Default and Compliance. Simultaneously with the delivery of the financial statements referred to above, an affidavit (appropriately completed in substantially the form in Exhibit D) of the chief financial officer of the Borrower (a) stating that to the best of her knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) setting forth computations demonstrating compliance with all financial covenants contained in Article VII.

(f) Management Letter. Promptly upon receipt thereof, copies of any reports submitted to Borrower or any Subsidiary by independent certified public accountants in connection with the examination of the financial statements of Borrower or any Subsidiaries made by such accountants.

(g) Notice of Litigation or Future Condition. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower, which, if determined adversely to the Borrower, could have material adverse effect on the financial condition, properties, or operations of the Borrower or any Subsidiary, or the happening of any event which would materially adversely affect the business operations or financial condition of the Borrower or any Subsidiary.

(h) Notice of Defaults and Events of Default. Immediately upon the occurrence of a Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

(i) ERISA Reports. As soon as possible and in any event within five (5) days after the Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto.

(j) Reports to other creditors. Promptly after the furnishing thereof, copies of any statements or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section.

(k) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Agent or any Bank may from time to time reasonably request.

5.09. Further Assurances. Do such further acts and things and execute and deliver to the Agent and any Bank such additional assignments, agreements, powers and instruments, as the Agent or any Bank may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Agent or any Bank its rights, powers and remedies hereunder.

5.10. Compliance with Laws. Comply with all applicable laws (including but not limited to ERISA, the Code, and any applicable tax law, product safety law, occupational safety or health law, or Environmental Law) in all respects, provided that the Borrower or any Subsidiary shall not be deemed to be in violation of this Section as a result of any failures to comply which would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would materially affect the business, operations or financial condition of the Borrower or any Subsidiary or the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement or the Notes.

5.11. Environment. Be and remain in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Agent and each Bank immediately of any notice of a Hazardous Materials discharge or environmental complaint received from any governmental agency or any other party; notify the Agent and each Bank immediately of any Hazardous Materials discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit the Agent and any Bank to inspect all books, correspondence, and records pertaining thereto; and at such Agent or Bank’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to such Agent or Bank, and such other and further assurances reasonably satisfactory to such Agent or Bank that the condition has been corrected.

5.12. Environmental Indemnification. Indemnify, reimburse, defend and hold harmless the Agent and the Banks and its or their directors, officers, agents and employees (“Indemnified Parties”) for, from and against all demands, liabilities, damages, costs, claims, suits, actions, legal or administrative proceedings, interest, losses, expenses and reasonable attorney’s fees (including any such fees and expenses incurred in enforcing this indemnity) asserted against, imposed on or incurred by any of the Indemnified Parties, directly or indirectly, arising out of any violation of any Environmental Law by the Borrower, any Obligor, or any Subsidiary or out of the use, generation, storage, transportation, release or disposal of Hazardous Materials by the Borrower, any Obligor, or any Subsidiary, including, without limitation, the cost of any required or necessary abatement, repair, clean-up or detoxification and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following transfer to the Bank of title to or operation of secured property. This indemnification shall survive the full repayment of the Loans.

5.13. Reimbursement for Expenses. Pay or reimburse Agent on account of the Banks, whether or not the transactions contemplated by this Agreement shall be consummated, upon demand and hold the Agent and each of the Banks harmless against liability for the payment of all reasonable out-of-pocket expenses (collectively, the “Expenses”), whether incurred before or after the entry by the Agent or Bank of a judgment against any Borrower hereunder, including without limitation legal fees and costs, appraisal fees, audit fees, title search fees, environmental audit fees, and any broker fees, incurred by the Agent or any Bank (1) arising in connection with the development, preparation, execution and performance of this Agreement, any other Loan Document, and all related transactions, (2) relating to any requested amendments, waivers, or consents pursuant to the provisions hereof, (3) arising out of or in connection with any action of whatever nature whatsoever (including without limitation all negotiations or any other action of any kind arising in or related to any insolvency, bankruptcy, or reorganization involving or affecting Borrower) taken to protect, enforce, determine or assert any right or remedy under this Agreement or any Loan Document or in any collateral securing any indebtedness evidenced by any Loan Document, or (4) resulting from or arising out of or in connection with the administration of this Loan or the breach of any representation or warranty of Borrower made herein or in any other Loan Document. If the Agent or any Bank pays any of the Expenses described above, whether before or after the entry of any judgment hereunder or otherwise, then the Borrower shall reimburse such Agent or the Bank therefore upon written demand, and such Expenses shall bear interest at the highest rate per annum then payable on the Obligations from the date(s) of such demand and both the amount of such expenses and such interest shall constitute part of the Obligations evidenced hereby.

5.14. Joinder of Borrowers or Guarantors. Within three (3) Business Days after the request of the Agent, to cause INTEGRATED CIRCUIT SYSTEMS LIMITED or any other Subsidiary or Affiliate of Borrower (1) to guaranty unconditionally the Obligations of the Borrower in accordance with the terms of a Guaranty Agreement appropriately completed in form and substance satisfactory to the Agent or (2) in the discretion of the Agent upon the request of the Borrower to join this Agreement as a Borrower in accordance with documents and instruments satisfactory to the Agent. It is understood that Micro shall properly execute and deliver to the Agent for the account of the Banks its written agreement (in form acceptable to the Agent) to join this Agreement as a Borrower together with all appropriate resolutions within three (3) Business Days of the close of the Acquisition Agreement.

5.15. Replacement Instruments. Upon receipt of an affidavit of an officer of the Agent or any Bank as to the loss, theft, destruction or mutilation of any Note or any security document that is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor; provided, however, that in no case shall the Borrower or any Guarantor be obligated to pay in the aggregate more than the full amount of the Obligations under any such Note.

ARTICLE VI: NEGATIVE COVENANTS

So long as the Notes shall remain unpaid or the Banks shall have any Commitment under this Agreement, the Borrower shall not:

6.01. Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(a) Liens in favor of the Banks;

(b) Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves are maintained and so long as no foreclosure, distraint, sale or other similar proceedings shall have been commenced with respect thereto;

(c) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which appropriate reserves have been established and so long as foreclosure, distraint, sale or other similar proceedings shall not have been commenced with respect thereto;

(d) Liens under workmen’s compensation, unemployment insurance, Social Security, or similar legislation;

(e) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations; surety, indemnity, performance, or other similar bonds; or other similar obligations arising in the ordinary course of business;

(f) Liens existing on the date hereof and referred to in the financial statements referred to herein securing obligations in the amounts and owing to the creditors as disclosed to the Agent and the Banks in writing, but not the extension of the Lien to other property, or the granting of the Lien to secure the extension of the maturity, refunding, or modification of such obligation, in whole or in part;

(g) Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings promptly initiated and diligently conducted;

(h) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(i) Liens securing obligations of a Subsidiary to the Borrower or another Subsidiary; and

(j) Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that

(1) Any property subject to any of the foregoing is acquired by the Borrower or any Subsidiary in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition;

(2) The obligation secured by any Lien so created, assumed, or existing shall not exceed one hundred (100%) of the cost as of the time of acquisition of the property covered thereby to the Borrower or Subsidiary acquiring the same;

(3) Each such Lien shall attach only to the property so acquired and fixed improvements thereon;

(4) The Debt secured by all such Liens shall not exceed Five Million Dollars ($5,000,000.00) at any time outstanding in the aggregate; and

(5) The obligation secured by such Lien is permitted by the provisions of Section 6.02 and the related expenditure is not in violation of any financial covenant of the Borrower to the Banks.

6.02. Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

(a) Debt of the Borrower under this Agreement or the Notes or any Swap Agreements with the Banks or any of their affiliates;

(b) Debt existing on the date hereof and disclosed in the Borrower’s financial statements referred to in Section 4.04 or otherwise disclosed on Schedule B hereto, but no renewals, extensions, or refinancings thereof;

(c) Debt of the Borrower subordinated on terms satisfactory to the Banks to the Borrower’s obligations under this Agreement and the Notes;

(d) Debt of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or another Subsidiary;

(e) Accounts payable to trade creditors for goods or services which are not aged more than 90 days from billing date and current operating liabilities (other than for borrowed money) which are not more than 90 days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings; and

(f) Debt of the Borrower secured by purchase-money Liens permitted by Section 6.01(j); provided that all exceptions set forth in Sections 6.02 (a), (b), (c), (d), (e) and (f) shall be allowed only if such action would not cause the Borrower to violate any financial covenant set forth in Article VII hereof assuming testing of such financial covenant upon the occurrence of such action.

6.03. Mergers. Wind up, liquidate or dissolve, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (1) any Subsidiary may merge into or transfer assets to the Borrower and (2) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

6.04. Leases. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (1) Capital Leases permitted by Section 6.01; (2) leases existing on the date of this Agreement and any extensions or renewals thereof; (3) leases other than Capital Leases; and (4) leases between the Borrower and any Subsidiary or between any Subsidiaries.

6.05. Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

6.06. Dividends. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders as such whether in cash, assets, or obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of the Subsidiaries to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary, except that (1) the Borrower may declare and deliver dividends and make distributions payable solely in common stock of the Borrower and (2) the Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds from a substantially concurrent issue of new shares of its capital stock.

6.07. Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (1) for inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) the sale, lease, assignment or transfer by any Subsidiary of its assets to the Borrower.

6.08. Investments. Make, or permit any Subsidiary to make, any loan or Loan to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, except: (1) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper of a domestic issuer rated at least “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s Investors Services, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000); (4) any Swap Agreements with the Banks or any of their affiliates; and (5) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower and any Subsidiary.

6.09. Guaranties. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.10. Transaction With Affiliate. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

6.11. Stock of Subsidiary. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except in connection with a transaction permitted under Section 6.03 or permit any Subsidiary to issue any additional shares of its capital stock, except director’s qualifying shares.

6.12. Hazardous Materials. Use, generate, treat, store, dispose of or otherwise introduce, or permit any Subsidiary to use, generate, treat, store, dispose of or otherwise introduce, any Hazardous Materials into or on any real property owned or leased by any of them and will not, and will not permit any Subsidiary to, cause, suffer allow or permit anyone else to do so, except in an environmentally safe manner through methods which have been approved by and meet all of the standards of the federal Environmental Protection Agency and any other federal, state or local agency with authority to enforce any Environmental Law.

6.13. Negative Pledge. Grant a negative pledge concerning any of the Borrowers’ assets to any Person (other than the Banks) during the term of this Agreement.

6.14. Subsidiaries or Affiliates. Form or acquire any Subsidiary or Affiliate without the prior written consent of the Agent, which consent may require that said Subsidiary or Affiliate join this Agreement as a Guarantor or a Borrower.

6.15. Recapitalization. No Borrower (other than ICS) may sell, issue, or agree to sell or issue any shares of any class of said Borrower, or any Debt exchangeable or convertible into any shares of said Borrower, or any Debt entitling the holder to acquire shares of said Borrower, except under such circumstances as will, in the opinion of the Required Banks, not result in a material adverse change in the financial or business condition of the Borrower or the value of any Collateral held by the Bank.

ARTICLE VII: FINANCIAL COVENANTS

Borrower agrees to the following provisions from the date hereof until final payment in full of the Loans, unless the Agent and the Banks shall otherwise consent in writing, and all financial covenants shall be calculated on a consolidated basis, using the financial information for the Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable:

7.01. Fixed Charge Coverage Ratio. Borrower shall at all times maintain a Fixed Charge Coverage Ratio of not less than 1.50 to 1.00. “Fixed Charge Coverage Ratio” shall mean the ratio of the sum of earnings before interest, taxes, depreciation and amortization (“EBITDA”) divided by the sum of interest expense, the current portion of long term debt, capital expenditures, cash dividends and taxes paid in cash. This covenant shall be calculated quarterly on a rolling four quarters basis.

7.02. Funded Debt to EBITDA Ratio. Borrower shall at all times maintain a Funded Debt to EBITDA Ratio of not more than 1.50 to 1.00. “Funded Debt to EBITDA Ratio” shall mean the sum of all Funded Debt divided by EBITDA. This covenant shall be calculated quarterly on a rolling four quarters basis.

7.03. Minimum Tangible Net Worth. Borrower shall at all times from closing maintain a minimum Tangible Net Worth of not less than an amount equal to 85% of the Borrower’s Tangible Net Worth as of December 31, 2001. At all times thereafter, the minimum required Tangible Net Worth shall increase by (i) an amount equal to 100% of all proceeds from any capital contribution or equity issuance by the Borrower after such date, and (ii) an amount equal to 50% of net income; provided further that the minimum required Tangible Net Worth amount as so determined shall not be reduced by net losses for any period. “Tangible Net Worth” shall mean total assets minus total liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets, and total liabilities shall include debt fully subordinated to Banks on terms and conditions acceptable to Banks. This covenant shall be calculated quarterly.

ARTICLE VIII: EVENTS OF DEFAULT

8.01. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(a) The failure of any Obligor to pay any Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise).

(b) If any representation, signature, warranty, certificate, opinion, financial statement or other information made or deemed made by any Obligor to any of the Banks at any time in any Loan Document or otherwise shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made.

(c) Any Obligor or Subsidiary fails to perform or observe any term, covenant, agreement or condition contained in, or there shall occur any default under or as defined in, (i) any agreement with any other Person (other than either of the Banks) applicable to any Obligor or any Subsidiary or by which any of them is bound involving a liability in an amount equal to or greater than One Million Dollars ($1,000,000.00), which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied, whether or not such default is waived in writing by the other party thereto, or (ii) any existing or future agreement any Obligor or Subsidiary has with the Agent or any Bank.

(d) The validity, binding nature of, or enforceability of any material term or provision of any of the Loan Documents is disputed by, on behalf of, or in the right or name of any Obligor or any material term or provision of any such Loan Document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

(e) If any Obligor shall in any material respect fail to comply with any statute, rule, regulation, ordinance, order, law or judicial decree regarding said Obligor or any of its property or assets.

(f) The filing of bankruptcy, receivership, or insolvency proceedings of any kind by or against any Obligor or the making by any Obligor of an assignment for the benefit of creditors.

(i) Any Obligor or any Subsidiary (1) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (2) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (3) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (4) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication for relief or appointment is made and such involuntary case or proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (5) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties.

(j) A judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against any Obligor or any Subsidiary (such judgment(s) and order(s) hereinafter collectively referred to as (“Judgment”): (1) for payment of money, which Judgment, in the aggregate, exceeds Five Million Dollars ($5,000,000.00) outstanding at any one time; or (2) for injunctive or declaratory relief which would have a material adverse effect on the ability of any Obligor or Subsidiary to conduct its business, or (3) the issuance of any execution, levy, attachment or garnishment proceeding against any Obligor or any property in which any Obligor has an interest.

(k) The dissolution, merger, consolidation, reorganization or change of control of any Obligor which is a corporation, partnership, or other entity, without the prior written consent of the Banks.

(l) If any Obligor or Subsidiary shall fail to remit promptly when due to the appropriate governmental agency or authorized depository any amount due, including but not limited to any amount collected or withheld from any employee of any Obligor or Subsidiary for payroll taxes, social security payments or similar payroll deduction, unless such payment is being contested in good faith, by appropriate proceedings diligently pursued, and Obligor or Subsidiary shall have set aside on its books adequate reserves with respect thereto, and so long as no foreclosure or other such proceeding shall have commenced against Obligor or Subsidiary.

(m) Any change in the financial condition or business operation of any Obligor or Subsidiary that causes the Banks reasonably to believe that the performance of any of the Obligations is impaired or doubtful.

(n) The unwinding or rescission of the Acquisition or a material change (as determined by the Required Banks in their sole discretion) in the terms or conditions of the Acquisition after the closing thereof resulting from any challenge to the Acquisition or any other reason whatsoever.

The Borrower agrees that the election by the Required Banks of any right or remedy provided to it upon the occurrence of any Event of Default shall be conclusively presumed to be done in good faith by the Required Banks notwithstanding any prior course of dealing or otherwise, including without limitation the acceptance by the Agent or the Required Banks of any partial payments on any Obligation.

8.02. Remedies of Bank. Upon the occurrence of any one or more Events of Default:

(a) If such event is an Event of Default specified in Section 8.01 (i) of this Agreement, the Commitments shall immediately terminate automatically and the Loans issued hereunder, together with all accrued interest thereon and all other amounts owing under this Agreement and the Notes, shall immediately become due and payable, as shall, in the discretion of the Required Banks, all other of the Obligations of the Borrower to the Agent and the Banks, and the Loans shall accrue interest at the Default Rate;

(b) If such an event is an Event of Default other than the Event of Default specified in Section 8.01 (i), the Agent shall upon written request of the Required Banks, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Borrower, take any one or more of the following actions:

(1) Declare the Commitments to be reduced to zero and terminated forthwith, whereupon the Commitments shall immediately terminate;

(2) Declare the Loans issued hereunder together with all accrued interest thereon and all other amounts owing under this Agreement and the Notes, as well as all or any portion of other Obligations of the Borrower to the Agent and any of the Banks, to be due and payable forthwith, whereupon the same shall immediately become due and payable; presentment, demand, protest and all other notices of any kind in connection with any Event of Default or acceleration are hereby expressly waived by the Borrower;

(3) Increase the rate of interest on the Loans to the Default Rate;

(4) Take such other remedies as may be available to the Agent and Banks under applicable law.

8.03. Set-Off. If any of the Obligations shall be due and payable or any one or more Events of Default shall have occurred, each Bank shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to apply toward and set-off against and apply to the then unpaid balance of the Notes and the other Obligations any items or funds held by such Bank, at any time any and all deposits (whether general or special, time or demand, matured or unmatured, fixed or contingent, liquidated or unliquidated) now or hereafter maintained by any Borrower for its own account with such Bank, and any other indebtedness at any time held or owing by Bank to or for the credit or the account of any Borrower. For such purpose each Bank shall have, and the Borrower hereby grants to each Bank, a first lien on and assigns all right and title and interest in all such deposits as security. Each Bank is hereby authorized to charge any such account or indebtedness for any amounts due to Bank. Such right of set-off shall exist whether or not such Bank shall have made any demand under this Agreement, the Notes or any other Loan Document and whether or not the Notes and the other Obligations are matured or unmatured. The Borrower hereby confirms each Bank’s lien on such accounts and right of set-off, and nothing in this Agreement shall be deemed any waiver or prohibition of such lien and right of set-off. Each Bank agrees that if it shall, by exercising any right of set-off in respect to the Loans or other Obligations under this Agreement, receive any monies or funds of any Borrower, such Bank shall hold such amount in trust for the Agent and shall promptly pay over the same to the Agent for distribution in accordance with the terms of this Agreement.

8.04. Further Remedies. Upon the occurrence of any one or more Events of Default, the Agent may proceed to protect and enforce its rights under this Agreement and the other Loan Documents by exercising such remedies as are available to the Agent and the Banks in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents.

The acceptance by the Agent or any of the Banks of any partial payments on the Obligations made by the Borrower after the occurrence of a Default hereunder shall not be deemed a waiver by the Agent or any of the Banks of said Default unless expressly agreed in writing by the Agent or any of the Banks.

ARTICLE IX: MISCELLANEOUS

9.01. Amendments and Waivers. No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (1) waive any of the conditions precedent specified herein; (2) increase the Commitments of the Banks or subject the Banks to any additional obligations; (3) reduce the principal of, or interest on, the Notes or any fees hereunder; (4) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder; (5) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number or percentage of Banks which shall be required for the Banks or any of them to take or approve; (6) release all or any portion of any Collateral as collateral security for the Obligations or release any Obligor hereunder; or (7) direct the Agent to take or approve, any action hereunder; or amend, modify or waive any provision of this Section; and provided further than no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Banks required above to take such action, affect the rights or duties of the Agent under any of the Loan Documents. The Fee Letter and any Swap Agreement to which any Bank is a party may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

9.02. Notices. All notices and other communications provided for hereunder shall be in writing, (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

(a) If to the Borrower c/o Integrated Circuit Systems, Inc. at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, facsimile number (610) – 630-3385;

(b) If to the Agent, to First Union National Bank at 201 S. College Street, Charlotte, North Carolina 29288, Attention: Justin Stark, facsimile number (704) – 383-0288;

(c) If to any Bank at its Lending Office hereto (or if to any Bank not a party hereto as of the date hereof, at the address for notices set forth in its Assignment and Assumption), or in each case, at such other address as shall be designated in the latest written notice signed by a representative of the parties hereto and delivered in accordance with the provisions of this Paragraph. All such notices and communications shall be deemed to have been given (1) if mailed as provided above by any method other than overnight delivery service, on the second Business Day after deposit in the mails, (2) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback, transmitted by telecopier or delivered to the cable company, respectively, or (3) if delivered by hand, upon delivery; provided that notices and communications to the Agent shall not be effective until received by the Agent.

9.03. Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold harmless the Agent and each Bank and each of their respective directors, officers, employees, agents and Affiliates (each, an “Indemnified Person”) from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Loan Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans, or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

9.04. Prior Understandings. This Agreement and the Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein or therein.

9.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

9.06. No Waiver of Remedies. No delay or failure of the Agent or the Banks or the Borrower in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies (including, without limitation, the right of specific performance) which the Agent or the Banks or the Borrower would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of the Agent and the Banks of any Default under this Agreement, the Notes or any other Loan Document or any such waiver of any provision or condition hereof or thereof must be in writing and shall be effective only to the extent in such writing specifically set forth. The Borrower acknowledges that with respect to this Agreement and its terms it is neither authorized nor entitled to rely on any representations, modifications or assurances in any form or as to any subject from any officer of the Agent or the Banks unless and until such representation, modification or assurance is set forth in writing and signed by such officer of the Agent or the Banks.

9.07. Governing Law; Consent to Jurisdiction. This Agreement and the other Loan Documents have been executed, delivered and accepted in, and shall be deemed to have been made in, Pennsylvania and shall be governed by and construed and enforced and construed as if drafted equally by all parties hereto in accordance with the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of law provisions thereof). The Borrower hereby consents to the nonexclusive jurisdiction of any state court within Montgomery County, Pennsylvania or any Federal Court located within the Eastern District of the Commonwealth of Pennsylvania for any proceeding instituted hereunder or under any of the other Loan Documents, or arising out of or in connection with this Agreement or any of the other Loan Documents, or any proceeding to which the Agent or any Bank or the Borrower is a party, including any actions based upon, arising out of, or in connection with, any course of conduct, course of dealing, statement (whether oral or written) or actions of the Agent or any Bank or the Borrower. The Borrower irrevocably agrees to be bound (subject to any available right of appeal) by any judgment rendered or relief granted thereby and further waives any objection that it may have based on lack of jurisdiction or improper venue or forum non-conveniens to the conduct of any such proceeding. The Borrower consents that all service of process be made by registered or certified mail directed to it at its address set forth herein above, and service so made shall be deemed to be completed upon the earlier of actual receipt thereof or three (3) days after deposit in the United States mails, return receipt requested, proper postage prepaid and properly addressed. Nothing in this Agreement shall be deemed or operate to affect the rights of the Agents or the Banks to serve legal process or to bring any action permitted by law against any Obligor or involving any Collateral in the appropriate court of any other appropriate jurisdiction or forum.

9.08. Severability of Provisions. Any provision of any Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

9.09. Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Banks of the Loans and the execution and delivery to the Banks of the Notes and shall continue in full force and effect so long as any Obligation is outstanding and unpaid.

9.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Banks and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under any Loan Document to which the Borrower is a party without the prior written consent of the Banks.

9.11. Joint and Several Liability. This Agreement shall constitute the joint and several obligations of each Borrower, and each Borrower shall be deemed to have made the representations and warranties herein set forth.

9.12. Arbitration; Preservation and Limitation of Remedies. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document (“Disputes”) between or among the Borrower, the Agent and the Banks, or any of them, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules” of the American Arbitration Association (the “AAA”), as in effect from time to time, and Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in Philadelphia, Pennsylvania. The expedited procedures set forth in the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this arbitration provision does not apply to Disputes under or related to Swap Agreements or Disputes to which the Borrower is not a party. Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (1) all rights of self-help, including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (2) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (3) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially.

9.13. Waiver of Jury Trial. The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to jury trial with regard any right or claim to a trial by jury in any legal proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract, or otherwise) in any way arising out of or related to this Agreement or any Loan Document.

9.14. Assignments, Participations.

(a) Each Bank may assign to one or more other Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (1) any such assignment (other than an assignment to a Bank or an affiliate of a Bank) shall not be made without the prior written consent of the Agent and the Borrower (to be evidenced by their counterexecution of the relevant Assignment and Assumption), which consent shall not be unreasonably withheld or delayed and, in the case of the Borrower, shall not be required during the continuance of an Event of Default, (2) except in the case of an assignment to a Bank or an affiliate of a Bank, the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of’ the Assignment and Assumption with respect to each such assignment) shall in no event be less than the lesser of (y) the entire Commitment of such Bank immediately prior to such assignment or (z) $5,000,000.00, (3) each such assignment shall be of a constant, and not varying, percentage of the Commitments of the transferor Bank, and (4) the parties to each such assignment will execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment, and will pay a nonrefundable processing fee of $3,000.00 to the Agent for its own account. Upon such execution, delivery, acceptance and recording, of the Assignment and Assumption, from and after the effective date specified therein, which effective date shall be at least five (5) Business Days after the execution thereof (unless the Agent shall otherwise agree), (A) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of the assigning Bank hereunder with respect thereto and (B) the assigning Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than rights under the provisions of this Agreement and the other Loan Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the effective date of such Assignment and Assumption) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of such assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto). The terms and provisions of each Assignment and Assumption shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Bank set forth therein shall be deemed made to and for the benefit of the Agent and the other parties hereto as if set forth at length herein.

(b) The Agent will maintain at its address for notices referred to herein a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Bank at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an Assignee and counterexecuted by the Borrower (if required), together with the Notes subject to such assignment and the processing fee referred to in subsection (a) above, the Agent will (1) accept such Assignment and Assumption, (2) on the effective date thereof, record the information contained therein in the Register and (3) give notice thereof to the Borrower, the Agent and the Banks. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, will execute and deliver to the Agent in exchange for the surrendered Notes (y) a new Revolving Credit Note to the order of such Assignee in a principal amount equal to the principal amount of the Revolving Credit Commitment (or, if the Revolving Credit Commitments have been terminated, the principal amount of the Revolving Credit Loans) assumed by it pursuant to such Assignment and Assumption and, to the extent the assigning Bank has retained its Revolving Credit Loans and/or Revolving Credit Commitment hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the principal amount of the Revolving Credit Commitment (or, if the Revolving Credit Commitments have been terminated, the principal amount of the Revolving Credit Committed Loans) retained by it hereunder, and (z) a new Term Note to the order of such Assignee in a principal amount equal to the principal amount of the Term Loan assumed by it pursuant to such Assignment and Assumption and, to the extent the assigning Bank has retained a portion of the Term Loans hereunder, a new Term Loan in the amount of the Term Loan retained by it hereunder. Such new Notes shall be dated the date of the replaced Notes and shall otherwise be in substantially the forms of Exhibits B-1 and B-2, as applicable. Upon receipt of such new Notes, the Agent will return cancelled Notes to the Borrower.

(d) Each Bank may, without the consent of or notice to the Borrower or any other Obligor, have the unrestricted right at any time and from time to time to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in any or all of the Loans held by Bank hereunder (including, without limitation all or portion of its Commitment, the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (1) such Bank’s obligations under this Agreement shall remain unchanged and such Bank shall remain solely responsible for the performance of such obligations, (2) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and no Bank shall permit any Participant to have any voting rights or any right to control the vote of such Bank with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Loan Document (except as to actions that would (x) reduce or forgive the principal amount of, or rate of interest on, any Loan, or reduce or forgive any fees or other Obligations, (y) extend any date (including the Termination Date) fixed for the payment of any principal of or interest on any Loan, any fees or any other Obligations, or (z) increase any Commitment of any Bank), and (3) no Participant shall have any rights under this Agreement or any of the other Loan Documents, each Participant’s rights against the granting Bank in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Bank for purposes of Sections 2.16, 2.17, 2.18, 2.19 and 8.03 and shall be entitled to the benefits thereto, to the extent that the Bank granting such participation would be entitled to such benefits if the participation had not been made, provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Bank granting such participation would have been entitled to receive in respect of the amount of the participation made by such Bank to such Participant had such participation not been made. Notice of any participations shall be given to the Agent and the other Bank.

(e) Nothing in this Agreement shall be construed to prohibit any Bank from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to any Federal Reserve Bank as security for borrowings therefrom, provided, however, that no such pledge or assignment shall release a Bank from any of its obligations hereunder.

(f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Borrower furnished to it by or on behalf of any other party hereto, provided that such Assignee or Participant or proposed Assignee or Participant agrees in writing to keep such information confidential to the same extent required of the Banks under Section 9.15.

9.15. Confidentiality. Each Bank agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices, all nonpublic information provided to it by or on behalf of the Borrower in connection with this Agreement or any other Loan Document; provided, however, that an Agent or a Bank may disclose such information (1) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (2) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over such Bank, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (3) in connection with any proceeding to enforce its rights hereunder or under any other Loan Document or any other litigation or proceeding related hereto or to which it is a party, (4) to the Agent or any other Bank, (5) to the extent the same has become publicly available other than as a result of a breach of this Agreement and (6) pursuant to and in accordance with the provisions of Section 9.14(f).

ARTICLE X: AGENCY AGREEMENT

10.01. Appointment. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Agent shall have no duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of the Required Banks, and such instructions shall be binding upon all Banks and all holders of Notes; provided however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.

10.02. Liability of Agent. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generally of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement on the part of the Borrower, or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency, or value of this Agreement or any other instrument or document furnished pursuant thereto; and (6) shall incur no liability under or in respect to this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be sent by telegram, telex, cable, or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties. The Banks hereby acknowledge that the Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Banks (or, where a higher percentage of the Banks is expressly required hereunder, such Banks).

10.03. Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (1) liable for any action taken or omitted to be taken by it or such Person under or in connection with the Loan Documents, except for its or such Person’s own gross negligence or willful misconduct, (2) responsible in any manner to any Bank for any recitals, statements, information, representations or warranties herein or in any other Loan Document or in any document, instrument, certificate, report or other writing delivered in connection herewith or therewith, for the execution, effectiveness, genuineness, validity, enforceability or sufficiency of this Agreement or any other Loan Document, or for the financial condition of the Borrower, or any other Person, or (3) required to ascertain or make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document or the existence or possible existence of any Default or Event of Default, or to inspect the properties, books or records of the Borrower.

10.04. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Agent may deem and treat each Bank as the owner of its interest hereunder for all purposes hereof unless and until written notice of the assignment, negotiation or transfer thereof shall have been given to such Agent in accordance with the provisions of this Agreement. The Agent shall be entitled to refrain from taking or omitting to take any action in connection with this Agreement or any other Loan Document (1) if such action or omission would, in the reasonable opinion of the Agent, violate any applicable law or any provision of this Agreement or any other Loan Document or (2) unless and until it shall have received such advice or concurrence of the Required Banks (or, where a higher percentage of the Banks is expressly required hereunder, such Banks) as it deems appropriate or it shall first have been indemnified to its satisfaction by the Banks against any and all liability and expense (other than liability and expense arising from its own gross negligence or willful misconduct) that may be incurred by it by reason of taking, continuing to take or omitting to take any such action. Without limiting the foregoing, no Bank shall have any right of action whatsoever against the Agent as a result of the Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Banks (or, where a higher percentage of the Banks is expressly required hereunder, such Banks), and such instructions and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks (including all subsequent Banks).

10.05. Non-Reliance on Agent. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to it and that no act by the Agent or any such Person hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that (1) it has, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (2) it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower. Except as expressly provided in this Agreement and the other Loan Documents, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other or response information concerning the business, prospects, operations, properties, financial or other condition or creditworthiness of the Borrower, or any other Person that may at any time come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.06. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent shall have received written notice from the Borrower or a Bank referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent will give notice thereof to the Banks as soon as reasonably practicable; provided, however, that if any such notice has also been furnished to the Banks, the Agent shall have no obligation to notify the Banks with respect thereto. The Agent shall (subject to Sections 10.4 and 9.01) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Banks provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

10.07. Indemnification. To the extent the Agent is not reimbursed by or on behalf of the Borrower, and without limiting the obligation of the Borrower to do so, the Banks agree (1) to indemnify the Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates ratably in proportion to their respective Commitment Percentages as of the date of determination, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may at any time (including at any time following the repayment in full of the Loans and the termination of the Commitments) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in correction with any of the foregoing, and (2) to reimburse the Agent upon demand, ratably in proportion to their respective percentages as used in determining the Required Banks as of the date of determination, for any expenses incurred by the Agent in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents (including, without limitation, reasonable attorneys’ fees and expenses and compensation of agents and employees paid for services rendered on behalf of the Banks); provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting, from the finally adjudicated gross negligence or willful misconduct of the party to be indemnified.

10.08. The Agent in its Individual Capacity. With respect to its Commitment, the Loans made by it and the Note or Notes issued to it, the Agent in its individual capacity and not as the Agent shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not performing the agency duties specified herein; and the terms “Banks,” “Required Banks,” “holders of Notes” and any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if the Agent were not performing the agency duties specified herein, and may accept fees and other consideration from any of them for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

10.09. Successor Agents. The Agent may resign at any time by giving thirty (30) days’ prior written notice to the Borrower and the Banks. The Required Banks will, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld), appoint from among the Banks a successor to the Agent, as appropriate provided that the Borrower’s consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing). If no such successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within such thirty-day period, then the resigning Agent may, on behalf of the Banks and after consulting with the Banks and the Borrower, appoint a successor Agent, as appropriate, from among the Banks. Upon the acceptance of any appointment as an Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any resigning Agent’s resignation as an Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent. If no successor to an Agent, as appropriate, has accepted appointment as such Agent by the thirtieth (30th) day following a resigning Agent’s notice of resignation, the resigning Agent’s resignation shall nevertheless

[Remainder of page intentionally left blank]

thereupon become effective, and the Banks shall thereafter perform all of the duties of such Agent hereunder and under the other Loan Documents until such time, if any, as the Required Banks appoint a successor Agent as provided for hereinabove.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their respective officers thereunto duly authorized, UNDER SEAL, as of the date first above written.

BORROWER:

INTEGRATED CIRCUIT SYSTEMS, INC.		INTEGRATED CIRCUIT SYSTEMS PTE LTD

By:	/s/ JUSTINE LIEN	By:	/s/ HOCK E. TAN

	Justine Lien, Chief Financial Officer		Hock E. Tan, Director

Attest:	/s/ JUSTINE LIEN	Attest:	/s/ JUSTINE LIEN

	Justine Lien, Secretary		Justine Lien, Chief Financial Officer

	[SEAL]		[SEAL]

ICST, INC.		ICS TECHNOLOGIES, INC.

By:	/s/ JUSTINE LIEN	By:	/s/ JUSTINE LIEN

	Justine Lien, Chief Financial Officer		Justine Lien, Chief Financial Officer

Attest:	/s/ JUSTINE LIEN	Attest:	/s/ JUSTINE LIEN

	Justine Lien, Secretary		Justine Lien, Secretary

	[SEAL]		[SEAL]

[Remainder of page intentionally left blank]

BANKS:

FIRST UNION NATIONAL BANK

By:

[Remainder of page intentionally left blank]

FLEET NATIONAL BANK

By:

EXHIBIT A

Bank	Maximum Principal Amount	Commitment Percentage

Revolving Credit Facility—$10,000,000.00

Revolving Credit Commitment of each Bank

First Union National Bank	$5,454,545.46	.545454546

Fleet National Bank	$4,545,454.54	.454545454

Term Loan Facility—$45,000,000.00

Term Loan Commitment of each Bank

First Union National Bank	$24,545,454.57	.545454546

Fleet National Bank	$20,454,545.43	.454545454

EXHIBIT B-1

FORM OF REVOLVING CREDIT NOTE

$	December , 2001

FOR VALUE RECEIVED, INTEGRATED CIRCUIT SYSTEMS, INC.; ICST, INC.; ICS TECHNOLOGIES, INC.; INTEGRATED CIRCUIT SYSTEMS PTE LTD (hereinafter jointly and severally the “Borrower”) hereby promise to pay to the order of                                         , its successors and assigns (the “Lender”) on the Termination Date, in lawful money of the United States and in immediately available funds, the principal amount of DOLLARS ($                ) or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made to the Borrower by the Lender pursuant to the Revolving Credit and Term Loan Agreement dated December     , 2001 (as such agreement may be amended or modified, the “Loan Agreement”) by and between the Borrower, the Lender, its successors and assigns, and                                                              , as Bank and Agent. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

This Note is one of the Revolving Credit Notes referred to in the Loan Agreement, and reference is made to the Loan Agreement for a statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby have been made, are secured, and may be repaid or accelerated. The Loan Agreement, among other things, contains provisions regarding borrowings under a Revolving Credit Facility, interest to be payable at either a Base Rate or LIBOR Rate, acceleration of the maturity of the Revolving Credit Loans upon the happening of certain stated events, prepayments on account of the principal, late charges, a Default Rate of interest after the occurrence of a Default, and remedies of the Lender after the occurrence of a Default. The terms and conditions of the Loan Agreement are incorporated herein by reference thereto.

Until maturity (whether by acceleration or otherwise), or the occurrence of an Event of Default, interest shall accrue on the outstanding principal balance hereof at the per annum rate or rates as set forth in the Loan Agreement. Subsequent to maturity or the occurrence of an Event of Default or the entry of any judgment hereunder or otherwise, interest shall accrue at the Default Rate. Accrued interest shall be payable at the times provided for in the Loan Agreement and if not paid when due, shall be added to the principal.

All amounts payable by the Borrower to the Lender hereunder shall be paid directly to the Agent at                                                                                                       , Philadelphia, Pennsylvania          (or at such other address which the Agent shall give notice to the Borrower in accordance with the Loan Agreement) in immediately available funds.

The Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note.

The Borrower hereby authorizes the Lender to keep computer stored records of the amount and Type of all Revolving Credit Loans made to the Borrower and all renewals, conversions, and payment of principal amounts in respect of such Revolving Credit Loans, which records shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Revolving Credit Loans; provided, however, that the failure to keep such records with respect to any Loan or renewal, conversion or payment shall not limit or otherwise affect the obligations of the Borrower under the Loan Agreement or this Note.

Borrower specifically waives any right to any form of notice or to any acknowledgment by agent which might be applicable pursuant to the Pennsylvania Probate, Estates and Fiduciaries Code (“Probate Code”), as amended, to any power of attorney, or any warrant of attorney to confess judgment, granted herein and hereby directs that any power of attorney, or any warrant of attorney to confess judgment, granted herein not be construed in accordance with the terms of the Probate Code.

Borrower hereby certifies that this Note and the Loan Documents were executed in the Commonwealth of Pennsylvania and delivered to Lender in the Commonwealth of Pennsylvania. The construction, interpretation and enforcement of this Note shall be governed by the internal laws of the Commonwealth of Pennsylvania without reference to that Commonwealth’s conflicts of law principles. Any reference herein to Borrower shall be deemed to refer to and be applicable to each signatory separately as well as all of them jointly. The obligations and liabilities hereunder of each signatory shall be joint and several and the term “Borrower” shall mean all or some or any of them.

CONFESSION OF JUDGMENT. THE FOLLOWING PARAGRAPH SETS FORTH A POWER OF AUTHORITY FOR ANY ATTORNEY TO CONFESS JUDGMENT AGAINST BORROWER. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST BORROWER, THE BORROWER, JOINTLY AND SEVERALLY, FOLLOWING CONSULTATION WITH COUNSEL FOR BORROWER AND WITH KNOWLEDGE OF THE LEGAL EFFECT HEREOF, HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, INTELLIGENTLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS THE BORROWER HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES OF AMERICA, COMMONWEALTH OF PENNSYLVANIA, OR ELSEWHERE INCLUDING, WITHOUT LIMITATION, A HEARING PRIOR TO GARNISHMENT AND ATTACHMENT OF THE BORROWER’S BANK ACCOUNT AND OTHER ASSETS. BORROWER ACKNOWLEDGES AND UNDERSTANDS THAT BY ENTERING INTO THIS NOTE CONTAINING A CONFESSION OF JUDGMENT CLAUSE THAT BORROWER IS VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY GIVING UP ANY AND ALL RIGHTS, INCLUDING CONSTITUTIONAL RIGHTS, THAT BORROWER HAS OR MAY HAVE TO NOTICE AND A HEARING BEFORE JUDGMENT CAN BE ENTERED AGAINST BORROWER AND BEFORE THE BORROWER’S ASSETS, INCLUDING, WITHOUT LIMITATION, ITS BANK ACCOUNTS, MAY BE GARNISHED, LEVIED, EXECUTED UPON AND/OR ATTACHED. BORROWER UNDERSTANDS THAT ANY SUCH GARNISHMENT, LEVY, EXECUTION AND/OR ATTACHMENT SHALL RENDER THE PROPERTY GARNISHED, LEVIED, EXECUTED UPON OR ATTACHED IMMEDIATELY UNAVAILABLE TO BORROWER. IT IS SPECIFICALLY ACKNOWLEDGED BY BORROWER THAT THE LENDER HAS RELIED ON THIS WARRANT OF ATTORNEY AND THE RIGHTS WAIVED BY BORROWER HEREIN IN RECEIVING THIS NOTE AND AS AN INDUCEMENT TO GRANT FINANCIAL ACCOMMODATIONS TO THE BORROWER.

If a Default occurs under this Note or any other Loan Documents, each Borrower hereby jointly and severally authorizes and empowers any attorney of any court of record or the prothonotary or clerk of any county in the Commonwealth of Pennsylvania, or in any jurisdiction where permitted by law or the clerk of any United States District Court, to appear for Borrower in any and all actions which may be brought hereunder and enter and confess judgment against the Borrower or any of them in favor of the Lender for such sums as are due or may become due hereunder or under any other Loan Documents, together with costs of suit and actual collection costs including, without limitation, reasonable attorneys’ fees equal to 10% of the full amount confessed hereunder but in no event less than $5,000.00, with or without declaration, without prior notice, without stay of execution and with release of all procedural errors and the right to issue executions forthwith. The Borrower agrees that the confession may include the amounts of the attorneys’ commission specified in the preceding sentence for the purpose of establishing a sum certain and reserves the right only to contest the collection by Lender of any attorneys’ fees which are unreasonable or have not been actually incurred by Lender. To the extent permitted by law, Borrower waives the right of inquisition on any real estate levied on, voluntarily condemns the same, authorizes the prothonotary or clerk to enter upon the writ of execution this voluntary condemnation and agrees that such real estate may be sold on a writ of execution; and also waives any relief from any appraisement, stay or exemption law of any state now in force or hereafter enacted. Borrower further waives the right to any notice and hearing prior to the execution, levy, attachment or other type of enforcement of any judgment obtained hereunder, including, without limitation, the right to be notified and heard prior to the garnishment, levy, execution upon and attachment of Borrower’s bank accounts and other property. If a copy of this Note verified by affidavit of any officer of the Lender shall have been filed in such action, it shall not be necessary to file the original thereof as a warrant of attorney, any practice or usage to the contrary notwithstanding. The authority herein granted to confess judgment shall not be exhausted by any single exercise thereof, but shall continue and may be exercised from time to time as often as the Lender shall find it necessary and desirable and at all times until full payment of all amounts due hereunder and under any other Loan Documents. The Lender may confess one or more judgments in the same or different jurisdictions for all or any part of the Obligations arising hereunder or under any other Loan Documents to which Borrower is a party, without regard to whether judgment has theretofore been confessed on more than one occasion for the same Obligations. In the event that any judgment confessed against the Borrower is stricken or opened upon application by or on behalf of Borrower or any Obligor for any reason, the Lender is hereby authorized and empowered to again appear for and confess judgment against Borrower for any part or all of the Obligations owing under this Note and/or for any other liabilities, as herein provided.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned have caused this Note to be executed under seal by its duly authorized officer as of the day and year first above written.

BORROWER

INTEGRATED CIRCUIT SYSTEMS, INC.		INTEGRATED CIRCUIT SYSTEMS PTE LTD

By:		By:

	Justine Lien, Chief Financial Officer		Tan Hock Eang, Director

Attest:		Attest:

	Justine Lien, Secretary		Justine Lien, Chief Financial Officer

[SEAL]	[SEAL]

ICST, INC.		ICS TECHNOLOGIES, INC.

By:		By:

	Justine Lien, Chief Financial Officer		Justine Lien, Chief Financial Officer

Attest:		Attest:

	Justine Lien, Secretary		Justine Lien, Secretary

[SEAL]	[SEAL]

EXHIBIT B-2

FORM OF TERM NOTE

$	December , 2001

FOR VALUE RECEIVED, INTEGRATED CIRCUIT SYSTEMS, INC.; ICST, INC.; ICS TECHNOLOGIES, INC.; INTEGRATED CIRCUIT SYSTEMS PTE LTD (hereinafter jointly and severally the “Borrower”) hereby promise to pay to the order of                                         , its successors and assigns (the “Lender”), in lawful money of the United States and in immediately available funds, the principal amount of                                                               DOLLARS ($                ) in consecutive monthly installments beginning on                     , 2002, and a final installment of all remaining principal due and payable on the Termination Date.

This Note is the Term Note referred to in the Revolving Credit and Term Loan Agreement dated December     , 2001 (as such agreement may be amended or modified, the “Loan Agreement”) by and between the Borrower, the Lender, its successors and assigns, and                                                              , as Bank and Agent. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Reference is made to the Loan Agreement for a statement of the terms and conditions under which the Term Loan evidenced hereby has been made, is secured, and may be repaid or accelerated. The Loan Agreement, among other things, contains provisions regarding borrowings under a Term Loan Facility, interest to be payable at either a Base Rate or LIBOR Rate, acceleration of the maturity of the Term Loan upon the happening of certain stated events, prepayments on account of the principal, late charges, a Default Rate of interest after the occurrence of a Default, and remedies of the Lender after the occurrence of a Default. The terms and conditions of the Loan Agreement are incorporated herein by reference thereto.

Until maturity (whether by acceleration or otherwise), or the occurrence of an Event of Default, interest shall accrue on the outstanding principal balance hereof at the per annum rate or rates as set forth in the Loan Agreement. Subsequent to maturity or the occurrence of an Event of Default or the entry of any judgment hereunder or otherwise, interest shall accrue at the Default Rate. Accrued interest shall be payable at the times provided for in the Loan Agreement and if not paid when due, shall be added to the principal.

All amounts payable by the Borrower to the Lender hereunder shall be paid directly to the Agent at                                                                                                       , Philadelphia, Pennsylvania          (or at such other address which the Agent shall give notice to the Borrower in accordance with the Loan Agreement) in immediately available funds.

The Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note.

The Borrower hereby authorizes the Lender to keep computer stored records of the amount and type of all Term Loans made to the Borrower and all renewals, conversions, and payment of principal amounts in respect of the Term Loan, which records shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of the Term Loan; provided, however, that the failure to keep such records with respect to any the Term Loan or renewal, conversion or payment shall not limit or otherwise affect the obligations of the Borrower under the Loan Agreement or this Note.

Borrower specifically waives any right to any form of notice or to any acknowledgment by agent which might be applicable pursuant to the Pennsylvania Probate, Estates and Fiduciaries Code (“Probate Code”), as amended, to any power of attorney, or any warrant of attorney to confess judgment, granted herein and hereby directs that any power of attorney, or any warrant of attorney to confess judgment, granted herein not be construed in accordance with the terms of the Probate Code.

Borrower hereby certifies that this Note and the Loan Documents were executed in the Commonwealth of Pennsylvania and delivered to Lender in the Commonwealth of Pennsylvania. The construction, interpretation and enforcement of this Note shall be governed by the internal laws of the Commonwealth of Pennsylvania without reference to that Commonwealth’s conflicts of law principles. Any reference herein to Borrower shall be deemed to refer to and be applicable to each signatory separately as well as all of them jointly. The obligations and liabilities hereunder of each signatory shall be joint and several and the term “Borrower” shall mean all or some or any of them.

CONFESSION OF JUDGMENT. THE FOLLOWING PARAGRAPH SETS FORTH A POWER OF AUTHORITY FOR ANY ATTORNEY TO CONFESS JUDGMENT AGAINST BORROWER. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST BORROWER, THE BORROWER, JOINTLY AND SEVERALLY, FOLLOWING CONSULTATION WITH COUNSEL FOR BORROWER AND WITH KNOWLEDGE OF THE LEGAL EFFECT HEREOF, HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, INTELLIGENTLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS THE BORROWER HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES OF AMERICA, COMMONWEALTH OF PENNSYLVANIA, OR ELSEWHERE INCLUDING, WITHOUT LIMITATION, A HEARING PRIOR TO GARNISHMENT AND ATTACHMENT OF THE BORROWER’S BANK ACCOUNT AND OTHER ASSETS. BORROWER ACKNOWLEDGES AND UNDERSTANDS THAT BY ENTERING INTO THIS NOTE CONTAINING A CONFESSION OF JUDGMENT CLAUSE THAT BORROWER IS VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY GIVING UP ANY AND ALL RIGHTS, INCLUDING CONSTITUTIONAL RIGHTS, THAT BORROWER HAS OR MAY HAVE TO NOTICE AND A HEARING BEFORE JUDGMENT CAN BE ENTERED AGAINST BORROWER AND BEFORE THE BORROWER’S ASSETS, INCLUDING, WITHOUT LIMITATION, ITS BANK ACCOUNTS, MAY BE GARNISHED, LEVIED, EXECUTED UPON AND/OR ATTACHED. BORROWER UNDERSTANDS THAT ANY SUCH GARNISHMENT, LEVY, EXECUTION AND/OR ATTACHMENT SHALL RENDER THE PROPERTY GARNISHED, LEVIED, EXECUTED UPON OR ATTACHED IMMEDIATELY UNAVAILABLE TO BORROWER. IT IS SPECIFICALLY ACKNOWLEDGED BY BORROWER THAT THE LENDER HAS RELIED ON THIS WARRANT OF ATTORNEY AND THE RIGHTS WAIVED BY BORROWER HEREIN IN RECEIVING THIS NOTE AND AS AN INDUCEMENT TO GRANT FINANCIAL ACCOMMODATIONS TO THE BORROWER.

If a Default occurs under this Note or any other Loan Documents, each Borrower hereby jointly and severally authorizes and empowers any attorney of any court of record or the prothonotary or clerk of any county in the Commonwealth of Pennsylvania, or in any jurisdiction where permitted by law or the clerk of any United States District Court, to appear for Borrower in any and all actions which may be brought hereunder and enter and confess judgment against the Borrower or any of them in favor of the Lender for such sums as are due or may become due hereunder or under any other Loan Documents, together with costs of suit and actual collection costs including, without limitation, reasonable attorneys’ fees equal to 10% of the full amount confessed hereunder but in no event less than $5,000.00, with or without declaration, without prior notice, without stay of execution and with release of all procedural errors and the right to issue executions forthwith. The Borrower agrees that the confession may include the amounts of the attorneys’ commission specified in the preceding sentence for the purpose of establishing a sum certain and reserves the right only to contest the collection by Lender of any attorneys’ fees which are unreasonable or have not been actually incurred by Lender. To the extent permitted by law, Borrower waives the right of inquisition on any real estate levied on, voluntarily condemns the same, authorizes the prothonotary or clerk to enter upon the writ of execution this voluntary condemnation and agrees that such real estate may be sold on a writ of execution; and also waives any relief from any appraisement, stay or exemption law of any state now in force or hereafter enacted. Borrower further waives the right to any notice and hearing prior to the execution, levy, attachment or other type of enforcement of any judgment obtained hereunder, including, without limitation, the right to be notified and heard prior to the garnishment, levy, execution upon and attachment of Borrower’s bank accounts and other property. If a copy of this Note verified by affidavit of any officer of the Lender shall have been filed in such action, it shall not be necessary to file the original thereof as a warrant of attorney, any practice or usage to the contrary notwithstanding. The authority herein granted to confess judgment shall not be exhausted by any single exercise thereof, but shall continue and may be exercised from time to time as often as the Lender shall find it necessary and desirable and at all times until full payment of all amounts due hereunder and under any other Loan Documents. The Lender may confess one or more judgments in the same or different jurisdictions for all or any part of the Obligations arising hereunder or under any other Loan Documents to which Borrower is a party, without regard to whether judgment has theretofore been confessed on more than one occasion for the same Obligations. In the event that any judgment confessed against the Borrower is stricken or opened upon application by or on behalf of Borrower or any obligor for any reason, the Lender is hereby authorized and empowered to again appear for and confess judgment against Borrower for any part or all of the Obligations owing under this Note and/or for any other liabilities, as herein provided.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned have caused this Note to be executed under seal by its duly authorized officer as of the day and year first above written.

BORROWER

INTEGRATED CIRCUIT SYSTEMS, INC.		INTEGRATED CIRCUIT SYSTEMS PTE LTD

By:		By:

	Justine Lien, Chief Financial Officer		Tan Hock Eang, Director

Attest:		Attest:

	Justine Lien, Secretary		Justine Lien, Chief Financial Officer

[SEAL]		[SEAL]

ICST, INC.		ICS TECHNOLOGIES, INC.

By:		By:

	Justine Lien, Chief Financial Officer		Justine Lien, Chief Financial Officer

Attest:		Attest:

	Justine Lien, Secretary		Justine Lien, Secretary

[SEAL]		[SEAL]

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of                          among                          (the “Assignor”),                          (the “Assignee”), INTEGRATED CIRCUIT SYSTEMS, INC.; ICST, INC.; ICS TECHNOLOGIES, INC.; INTEGRATED CIRCUIT SYSTEMS PTE LTD (individually and jointly, the “Borrower”) and FIRST UNION NATIONAL BANK, as Agent (the “Agent”).

BACKGROUND

A. This Agreement relates to the Revolving Credit and Term Loan Agreement dated as of December     , 2001 among the Borrower, the Assignor and                         , and the Agent (as such agreement may be amended or modified, the “Loan Agreement”). Terms capitalized but not defined herein shall have the meaning given such terms in the Loan Agreement.

B. As provided under the Loan Agreement, the Assignor has (i) a Revolving Credit Commitment to make Revolving Credit Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $            , (ii) a Term Loan Commitment for a Term Loan to the Borrower in an original principal amount of $            .

C. Revolving Credit Loans made to the Borrower by the Assignor under the Loan Agreement in the aggregate principal amount of $             are outstanding at the date hereof.

D. A Term Loan made to the Borrower by the Assignor under the Loan Agreement in the aggregate principal amount of $             is outstanding at the date hereof.

E. The Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Loan Agreement in respect of a portion of its Commitment and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. Assignment. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE, REPRESENTATION OR WARRANTY (except as expressly set forth herein), a      percent (    %) interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and its Commitment as of the Effective Date (as defined below), including without limitation, such percentage interest in the Assignor’s Revolving Credit Loans and Term Loans owing to the Assignor on the Effective Date and the Notes evidencing the outstanding Loans held by the Assignor.

2. Assignor Representations and Warranties. The Assignor represents and warrants only that as of the date hereof, (i) its Revolving Credit Commitment is $             and the unpaid principal amount of the Revolving Credit Loans owing to the Assignor is $                        , (ii) the unpaid principal amount of the Term Loan owing to the Assignor is $            , (iii) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim. The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its respective obligations under the Loan Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto. The Assignor attaches the Notes referred to in paragraph 1 above and requests that the Agent exchange such Notes for new Notes as follows:

3. Assignee Agreements. The Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements (if any) referred to in Section 4.04 of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iii) appoints and authorizes the Agent to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof; (iv) agrees that it will become a party to and be bound by the Loan Agreement on the Effective Date as if it were an original Bank thereunder and will have the rights and obligations of a Bank thereunder and will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Bank; and (v) specifies as its address for notices the office set forth beneath its name on the signature pages thereof.

4. Effective Date. The effective date of this Agreement shall be             ,      (the “Effective Date”). Following the execution of this Agreement, it will be delivered to the Agent for acceptance and recording by the Agent. Upon such acceptance and recording, as of the Effective Date (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Bank thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the Commitments, and Commitment Percentages related thereto of the Assignor and the Assignee shall be as set forth in Schedule I hereto. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Loan Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, commitment fees and other fees with respect thereto) to the Assignor and the Assignee as their interests appear on Schedule I hereto. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Loan Agreement and the Notes for periods prior to the Effective Date directly between themselves.

5. Consent of the Borrower and the Agent. This Agreement is conditioned upon the consent of the Borrower and the Agent pursuant to Section 9.14 of the Loan Agreement. The execution of this Agreement by the Borrower and the Agent is evidence of this consent. Pursuant to Section 9.14, the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

6. Payments. The Assignor makes this assignment to the Assignee in consideration of the payment by the Assignee to the Assignor of $                , receipt of which is hereby acknowledged by the Assignor. It is understood that commitment and/or facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agree that if it receives any amount under the Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:

Title:	Title:
Notice Address:

Telephone No.:
Telecopier No: :
Attention:

FIRST UNION NATIONAL BANK, as Agent

By:

Title:

INTEGRATED CIRCUIT SYSTEMS, INC.	INTEGRATED CIRCUIT SYSTEMS PTE LTD

By:	By:

Justine Lien, Chief Financial Officer		Tan Hock Eang, Director

Attest:	Attest:

Justine Lien, Secretary		Justine Lien, Chief Financial Officer

[SEAL]	[SEAL]

ICST, INC.	ICS TECHNOLOGIES, INC.

By:	By:

Justine Lien, Chief Financial Officer		Justine Lien, Chief Financial Officer

Attest:	Attest:

Justine Lien, Secretary		Justine Lien, Secretary

[SEAL]	[SEAL]

SCHEDULE I to Assignment and Assumption Agreement

	Amount of Revolving Credit Commitment as of the Effective Date	Amount of Revolving Credit Loans held as of the Effective Date
Assignor	$	$

Assignee	$	$

	Amount of Term Loan Commitment as of the Effective Date	Amount of Term Loans held as of the Effective Date
Assignor	$	$

Assignee	$	$

EXHIBIT D

COVENANT COMPLIANCE CERTIFICATE

First Union National Bank, As Agent

Philadelphia, PA 19107
Fax: ( )
Attention:

Ladies and Gentlemen:

This Compliance Certificate (“Compliance Certificate”) is executed and delivered pursuant to Section                          of the Revolving Credit and Term Loan Agreement, dated December     , 2001 (as amended, modified and/or extended the “Loan Agreement”), by and among Integrated Circuit Systems, Inc.; ICST, Inc.; ICS Technologies, Inc.; Integrated Circuit Systems PTE, Ltd. (individually and jointly, the “Borrower”), the Banks listed therein and First Union National Bank, its successors and assigns, as Agent. All capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement.

1. Attached hereto are: [the financial statements required by Section 5.08 (b) of the Loan Agreement]; [or] [the financial statements required by Section 5.08 (c) of the Loan Agreement].

2. The undersigned has reviewed the terms of the Loan Agreement and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and financial condition of the Borrower during the fiscal period covered by this Compliance Certificate.

3. As of the Certificate Date, the following financial covenants had the values listed herein:

	COVENANT	ACTUAL
(a) Funded Debt/EBITDA Ratio
(b) Fixed Charge Coverage Ratio
(c) Minimum Tangible Net Worth

4. Attached hereto as Schedule I are the calculations and information necessary to determine the foregoing covenant values.

5. As of the date hereof: (a) no Default or Event of Default has occurred and is continuing; (b) the representations and warranties of the Borrower contained in Article IV of the Loan Agreement are true and correct in all material respects, except that the representations and warranties in Section 4.04 of the Loan Agreement shall refer to the financial statements referenced herein.

This Compliance Certificate is executed on             , by an authorized officer of the Borrower. The undersigned hereby certifies that each and every matter contained herein is derived from the Borrower’s books and records and is, to the best knowledge of the undersigned, true and correct.

INTEGRATED CIRCUIT SYSTEMS, INC.	INTEGRATED CIRCUIT SYSTEMS PTE LTD

By:	By:

Title:	By:

ICST, INC.	ICS TECHNOLOGIES, INC.

By:	By:

Title:	Title:

SCHEDULE I to Covenant Compliance Certificate

SCHEDULE A

First Union Revolving Credit Loan Facility dated June 23, 2000, in the maximum principal amount of $30,000,000.00

SCHEDULE C

1. INTEGRATED CIRCUIT SYSTEMS, INC., a public corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403.

2. ICST, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, and wholly owned by Integrated Circuit Systems, Inc.

3. ICS TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, and wholly owned by Integrated Circuit Systems, Inc.

4. INTEGRATED CIRCUIT SYSTEMS PTE LTD, a corporation organized and existing under the laws of the Republic of Singapore, with its chief executive office at 1 Kallang Sector, #07-04/06, Kolam Ayer Industrial Park, Singapore 349276, and wholly owned by Integrated Circuit Systems, Inc.

5. MARATHON MERGER CORP., a corporation organized and existing under the laws of the State of Delaware, with its chief executive office at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403, and wholly owned by Integrated Circuit Systems, Inc.

6. INTEGRATED CIRCUIT SYSTEMS LIMITED, a corporation organized and existing under the laws of Great Britain, with its chief executive office at 1 Southwick Street, Southwick, Brighton, Great Britain, BN 42 4AD, and wholly owned by Integrated Circuit Systems, Inc.